HILLS BANCORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 20, 2026
The Annual Meeting of the Shareholders of Hills Bancorporation, an Iowa corporation (the “Company”), will be held at the Hills Community Center, 110 E. Main Street, Hills, Iowa, on Monday, the 20th day of April, 2026, at 4:00 p.m., (Central Time), for the following purposes:

1.To elect members of the Board of Directors.
2.To approve a non-binding advisory vote on executive compensation.
3.To approve a non-binding advisory vote on the Company's appointment of its independent registered public accounting firm.
4.To transact such other business as may properly be brought before the meeting or any adjournments thereof.
The Board of Directors has fixed the close of business on March 2, 2026, as the record date for the determination of the shareholders entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record at the close of business on that date will be entitled to vote at the meeting, or any adjournments thereof.
TO ENSURE YOUR REPRESENTATION AT THE MEETING, THE BOARD OF DIRECTORS OF THE COMPANY SOLICITS YOU TO MARK, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, OR, ALTERNATIVELY, TO VOTE YOUR SHARES BY TELEPHONE OR INTERNET BY FOLLOWING THE INSTRUCTIONS IN THE ACCOMPANYING PROXY STATEMENT. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. IF YOU ARE ABLE TO ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY WITHDRAW YOUR PROXY AND DO SO.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE
SHAREHOLDERS’ MEETING TO BE HELD ON APRIL 20, 2026.
Pursuant to the rules promulgated by the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the internet.
This Notice of Annual Meeting, Proxy Statement, and our Annual Report to Shareholders for the fiscal year ended December 31, 2025, are available online and may be accessed at www.envisionreports.com/HBIA or www.edocumentview.com/HBIA.  In accordance with applicable rules, we do not use “cookies” or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting. Please contact Anthony Roetlin, Treasurer, at 319-679-2102 if you would like information on how to obtain directions to be able to attend the meeting and vote in person.
Optional Electronic Availability of Future Proxy Materials
If you would like to reduce the costs we incur to mail paper copies of our annual meeting materials, you can consent and elect to receive all future proxy statements, proxy cards and annual reports electronically by accessing www.envisionreports.com/HBIA as indicated above. You may also sign up for electronic access by logging in to the Investor Center at https://www.computershare.com/us and indicating that you agree to access future proxy materials electronically. Please note that you may unsubscribe to the receipt of your proxy statements, proxy cards and annual reports by electronic delivery at any time by changing your elections at the Investor Center. You will continue to receive a paper copy of any future Notice of Annual Meeting, along with information on where electronic copies of the Proxy Statement, Form of Proxy, and our Annual Report to Shareholders may be accessed.
Date: March 18, 2026                    By Order of the Board of Directors

/s/ Lisa A. Shileny

Hills Bancorporation                    Lisa A. Shileny
131 E. Main Street, PO Box 160                President and CEO
Hills, Iowa 52235

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS OF
HILLS BANCORPORATION

To Be Held on April 20, 2026

HILLS BANCORPORATION
131 E. Main Street, PO Box 160
Hills, Iowa 52235
PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To Be Held on April 20, 2026
This Proxy Statement is furnished to shareholders of Hills Bancorporation (the “Company”) in connection with the solicitation of proxies by the Board of Directors of the Company for the Annual Meeting of Shareholders to be held at the Hills Community Center, 110 E. Main Street, Hills, Iowa, on Monday, April 20, 2026, at 4:00 p.m. (Central Time), and any adjournments thereof. This Proxy Statement and form of Proxy enclosed herewith are first being sent to the shareholders of the Company entitled to vote at the Annual Meeting on or about March 18, 2026.
General Information about the Meeting and Voting Securities and Procedures
Who may vote at the meeting?
The Board of Directors has fixed the close of business on March 2, 2026 as the record date for the determination of shareholders who are entitled to notice of and to vote at the meeting. You are entitled to one vote for each share of common stock you held on the record date, including shares:
•held directly in your name; and/or
•held for you in an account with a broker, bank or other nominee (shares held in “street name”).
How many shares must be present to hold the meeting?
The presence at the meeting of a majority of the Company’s common shares entitled to vote at the Annual Meeting shall constitute a quorum for purposes of holding the meeting and conducting business. On the record date there were 8,767,443 shares of the Company's common stock outstanding, which amount includes unvested shares of restricted stock entitled to voting rights. Each of the holders of the outstanding shares and restricted stock grants, totaling 8,767,443 shares, are entitled to one vote per share. Your shares are counted as present at the meeting if you:
•are present and vote in person at the meeting; or
•have properly submitted a proxy card prior to the meeting via mail, online voting or telephone voting.
Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting.
What proposals will be voted on at the meeting?
There are three proposals scheduled to be voted on at the meeting which include: (i) the election of members to serve on the Company's Board of Directors; (ii) an advisory vote to approve the executive compensation programs of the Company and (iii) an advisory vote on the selection of our independent registered accounting firm, which gives you the opportunity to endorse or not endorse the Company’s appointment of the independent registered public accounting firm.
Who is requesting my vote?
The solicitation of proxies on the enclosed form is made on behalf of the Board of Directors of the Company and will be conducted primarily through the mail. Please mail your completed proxy in the envelope included with these proxy materials. You may also vote by phone or online. Instructions for online and phone voting are on page 5 of this Proxy. In addition to the use of the mail, members of the Board of Directors and certain officers and employees of the Company or its subsidiary may solicit the return of proxies by telephone, facsimile, and other electronic media or through personal contact. The directors, officers and employees who participate in such solicitation will not receive additional compensation for such efforts but will be reimbursed for out-of-pocket expenses. The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Meeting and the enclosed proxy are borne by the Company.

How many votes are required to approve each proposal?
Proposal One:
Because the election of Directors is determined by a plurality, the nominees receiving the most votes “FOR” will be elected. Shareholders of the Company do not have cumulative voting rights in the election of Directors.

Proposal Two:
Proposal Two, commonly known as a “Say on Pay” proposal, gives you as a shareholder the opportunity to endorse or not endorse our executive compensation programs. The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock is required to approve Proposal Two, a non-binding advisory vote on executive compensation.
Proposal Three:
The affirmative vote of a majority of the votes cast by the holders of the Company’s common stock is required to approve Proposal Three, a non-binding advisory vote on the appointment of the independent registered public accounting firm.
What are the effects of abstentions and broker non-votes on each proposal?
If you hold your shares in a trust or brokerage account (sometimes referred to as holding shares in “street name”), please note that your bank or brokerage firm has no discretionary voting authority with respect to Proposals One and Two, and therefore cannot vote on any of such proposal in the absence of your instructions. As a result, unless you direct your broker on how to vote your shares with respect to those proposals, your shares will remain un-voted on Proposals One and Two. Shares held in street name for which no voting instructions have been provided by the beneficial owner (and which are not voted by the broker pursuant to your discretionary voting authority) are generally referred to as “broker non-votes.” Although abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum, they are not considered votes cast at the meeting.
Proposal One:
Under Proposal One, Directors will be elected by a plurality of the votes cast at the Annual Meeting. This means that the nominees who receive the largest number of “FOR” votes cast will be elected as directors. Abstentions from voting and broker non-votes, if any, on Proposal One will have no effect on the outcome on the election of Directors.
Proposal Two:
The approval of Proposal Two requires only the vote of the majority of the “votes cast” at the Annual Meeting. Because abstentions from voting and broker non-votes are not treated as “votes cast,” they will have no effect on the outcome of this proposal.
Proposal Three:
Proposal Three requires only the vote of the majority of the “votes cast” at the Annual Meeting. Because abstentions from voting and broker non-votes are not treated as “votes cast,” they will have no effect on the outcome of this proposal.
How does the Board recommend that I vote?

The Board of Directors urges you to read the Proxy Statement carefully and then vote your shares for the Annual Meeting. The Board of Directors recommends that you vote FOR each of the Director nominees named in this Proxy Statement, and FOR approval of each of Proposals Two and Three.
How are shares voted?
For Proposal One, a shareholder may:
•Vote “FOR” each of the nominees for election to the Company’s Board of Directors
•‘WITHHOLD AUTHORITY” to vote for one or more nominees
For Proposals Two and Three, a shareholder may:
•Vote “FOR” the proposal
•Vote “AGAINST” the proposal
•Abstain from voting on the proposal

If the accompanying proxy is properly signed and returned, voted by phone, or voted online and is not withdrawn or revoked, the shares represented thereby will be voted in accordance with the specifications thereon. If the manner of voting such shares is not indicated on the proxy, the shares will be voted FOR the election of the nominees for Directors named herein, and FOR the approval of Proposals Two and Three. Your shares will also be voted in the discretion of the proxy committee on any other business properly brought forth at the Annual Meeting

If your shares are held in street name, your bank or broker is not permitted to discretionarily vote on your behalf in the absence of voting instructions from you for any of Proposals One and Two. For your vote to be counted on such proposals, you must communicate your voting decisions to your bank, broker or other holder of record before the date of the Annual Meeting.

How do I vote my shares?

Whether you hold shares directly or in “street name”, you may direct your vote without attending the Annual Meeting. If you are a shareholder of record, you may vote by granting a proxy as follows:

•By Internet - You may vote by internet by going to the following web site, following the instructions given and entering the requested information on your computer screen. In order to vote your shares by internet, you will need the access code that appears on your proxy card. Votes submitted electronically must be submitted no later than 11:59 a.m. (Central Time) on April 20, 2026.

https://www.envisionreports.com/HBIA

•By Phone - You may vote by phone by calling 1-800-652-VOTE (8683) within the USA, US territories and Canada on a touch tone telephone, and following the instructions given. In order to vote your shares by phone, you will need the access code that appears on your proxy card. Votes submitted electronically must be submitted no later than 11:59 a.m. (Central Time) on April 20, 2026.

•By Mail - You may vote by mail by signing and dating your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, trustee, custodian, attorney or officer of a corporation), you should indicate your name and title or capacity. Proxies submitted by mail must be received by the Treasurer of the Company prior to the vote taken at the Annual Meeting.

You can also scan the QR code provided on your proxy card to vote with your smartphone. Once you have accessed the secure website, follow the steps as outlined for electronic voting.
Your vote by phone or internet is valid as authorized by Iowa law.
For shares held in “street name”, you should follow the voting instructions provided by your broker or nominee. You may complete and mail a voting instruction card to your broker or nominee or, in some cases, submit voting instructions by telephone or the internet. If you provide specific voting instructions by mail, telephone, or internet, your broker or nominee will vote your shares as you have directed. Under NYSE Rule 452, brokers will no longer be allowed to vote uninstructed shares in regard to the election of directors.
Even if you plan to attend the meeting, we encourage you to submit your vote by internet, phone or mail so your vote will be counted if you later decide not to attend the meeting.
If you choose to vote at the Annual Meeting:
•If you are a shareholder of record, to vote your shares at the meeting you should bring the enclosed proxy card and proof of identity.
•If you hold your shares in “street name,” you must obtain a proxy in your name from your bank, broker or other holder of record in order to vote at the meeting and bring proof of beneficial ownership (such as a recent brokerage statement or a letter from your bank or broker) and proof of identity.

What does it mean if I receive more than one proxy?

It likely means you hold shares registered in more than one account. To ensure that all of your shares are voted, please vote by internet, phone, or mail.

May I change my vote?

Yes. You may revoke your proxy at any time prior to the voting thereof by filing with the Treasurer of the Company at the Company’s principal office at 131 E. Main Street, PO Box 160, Hills, Iowa 52235, a written revocation or a duly executed proxy bearing a later date. You may also revoke your proxy by phone by calling 1-800-652-VOTE (8683) within the USA, US territories and Canada and following the instructions given, or by internet by going to https://www.envisionreports.com/HBIA, following the instructions given and entering the requested information. Any such revocation must be executed prior to 11:59 a.m. (Central Time) on the day of the Annual Meeting. A shareholder may also withdraw the proxy in person at the meeting at any time before it is exercised. The presence of a shareholder at the Annual Meeting, however, will not automatically revoke such shareholder’s previously submitted proxy.
When will the proxy and annual report be mailed to shareholders?
This Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and Annual Report to Shareholders are being mailed to the Company's shareholders on or about March 18, 2026.
How may I view the proxy statement and annual report electronically?
The Proxy Statement, and our Annual Report to Shareholders for the fiscal year ended December 31, 2025, are available online and may be accessed at www.envisionreports.com/HBIA or www.edocumentview.com/HBIA.

PROPOSAL ONE

ELECTION OF DIRECTORS
INFORMATION CONCERNING NOMINEES FOR ELECTION AS DIRECTORS

The Company currently has fifteen Directors divided into three separate classes, each with staggered three-year terms of office. The current class of Directors whose terms expire at this year’s Annual Meeting include Directors Hughes, Rhodes, Schmitt, and Shileny, each of whom has been nominated for reelection at this year’s meeting with the exception of Director Rhodes. Directors Hodge, Rhodes, and Wiele have reached the Board's mandatory retirement age of 72, therefore they will be retiring from the Board effective at the 2026 Annual meeting. Mr. Smith has been newly nominated to join the Board of Directors at this year's meeting. The Board of Directors has no reason to believe that any nominee will be unable to serve as a Director, if elected. However, in the event any nominee should become unavailable for election, the proxy will be voted for such substitute, if any, as the Board of Directors may designate.

Each Director of the Company also serves as a Director of the Company’s wholly-owned subsidiary, Hills Bank and Trust Company (the “Bank”), which is a commercial bank.  The Company anticipates that, following the election of the nominees set forth below, all Directors of the Company will serve, or continue to serve, as Directors of the Bank.  The Directors of the Bank are elected by the vote of the Company as the sole shareholder of the Bank.

Set forth below are the names of the four persons nominated by the Board of Directors for election as Directors of the Company at the 2026 Annual Meeting, along with certain other information concerning such persons.

Name and Year First Become Director	Age	Positions and Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Director Nominees Who Will Serve Until the 2029 Annual Meeting

Emily A. Hughes 2012 - Company 2012 - Bank	57	Director	Professor, University of Iowa College of Law since 2011. From 2006 to 2011, associate professor and tenured professor at Washington University School of Law. Ms. Hughes is an attorney and obtained her law degree from the University of Michigan Law School.

James C. Schmitt 2019 - Company 2019 - Bank	70	Director	Managing Director, James C. Schmitt Consulting, L.L.C., Cedar Rapids, Iowa. Mr. Schmitt is a graduate of the University of Northern Iowa and a certified public accountant. Mr. Schmitt obtained an MBA from the University of Iowa.

Lisa A. Shileny 2023 - Company 2023 - Bank	49	Director	President and Chief Executive Officer of the Company effective January 1, 2025. Ms. Shileny is a graduate of Central College, the University of Iowa College of Law, the Graduate School of Banking at the University of Wisconsin – Madison, and the Stonier Graduate School of Banking at the Wharton School of Business of the University of Pennsylvania. Ms. Shileny joined the Bank in 2005 and has been President of the Bank since November 2022. Prior to 2022, Ms. Shileny served as the Bank’s General Counsel, Director of Operations, and Director of Administration.

Roger K. Smith 2026 - Company 2026 - Bank	61	Director	Retired Assurance Partner, RSM US LLP, Cedar Rapids, Iowa. Mr. Smith is a graduate of the University of Northern Iowa and a retired Certified Public Accountant.

Emily A. Hughes: Ms. Hughes was elected to the Board of Directors in 2012 and serves on the Trust Committee, the Compensation Committee, and the Governance and Nominating Committee. Ms. Hughes is a professor at the University of Iowa College of Law. Before joining the University of Iowa faculty, she was a professor at Washington University School of Law and co-director of the Center for Justice in Capital Cases at DePaul University College of Law. She also worked as a public defender for the Office of the Iowa State Public Defender in Iowa City. An attorney by profession, Ms. Hughes graduated from the University of Michigan Law School and holds a master’s degree in international relations from Yale University. She is a member of the Missouri, Illinois, and Iowa bar associations. Her experience with the largest employer in the Company’s trade area—the University of Iowa—combined with her legal expertise provides valuable insight to the Board of Directors.

James C. Schmitt: Mr. Schmitt was elected to the Board of Directors in 2019 and serves as Chairperson of the Audit Committee (and is considered one of its financial experts), as well as a member of the Compensation Committee and the Governance and Nominating Committee. Mr. Schmitt graduated from the University of Northern Iowa with a degree in Accounting and is a Certified Public Accountant. He also earned an MBA from the University of Iowa. Mr. Schmitt spent 13 years with RSM US, LLP in Cedar Rapids, Iowa and Charlotte, North Carolina, serving as Partner in Charge of the Charlotte office during his tenure. He later served for 13 years as president of an electrical distributor in Cedar Rapids. In addition, he has served on the boards of commercial businesses and not-for-profit organizations in the Cedar Rapids area. Mr. Schmitt’s financial expertise is a valuable contribution to the Board of Directors. He is an active member of the Cedar Rapids community, and his knowledge and contacts in the area are instrumental in supporting the Bank’s growth, which includes three offices in Cedar Rapids and two in neighboring Marion.

Lisa A. Shileny: Ms. Shileny was elected to the Board of Directors in 2023. She was appointed President and Chief Executive Officer of the Company and Hills Bank and Trust Company in January 2025. Prior to becoming President and Chief Executive Officer, Ms. Shileny served as President and Chief Operating Officer of the Bank and previously held roles as the Company’s General Counsel, Director of Operations, and Director of Administration. She joined the Bank in 2005. Ms. Shileny is a graduate of Central College, the University of Iowa College of Law, the Graduate School of Banking at the University of Wisconsin–Madison, and the Stonier Graduate School of Banking at the Wharton School of Business at the University of Pennsylvania. In addition, she is a member of the Iowa Bar Association. Her deep knowledge of the Company and the Bank, gained through her various leadership roles, provides valuable contributions to the Board of Directors.

Roger K. Smith: Mr. Smith is a nominee to be elected to the Board of Directors. He is a graduate of the University of Northern Iowa where he earned a BA degree in Accounting and is a retired certified public accountant. Mr. Smith spent more than 32 years with RSM US LLP in Cedar Rapids, Iowa, serving as an assurance partner during his tenure. He specialized in audits of financial institutions, including both privately held and publicly traded banks. Mr. Smith is active in the Cedar Rapids, Iowa community, and serves on the Boards of Directors of several not-for-profit organizations. Hills Bank currently has three banking offices in Cedar Rapids and two in neighboring Marion, Iowa. Mr. Smith’s knowledge of accounting, internal controls, and auditing as they relate to financial institutions will be a valuable contribution to the Board of Directors.

None of the nominees currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the election of the above-listed persons as Directors for the Company.

PROPOSAL TWO

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), Section 14A of the Securities Exchange Act (15 USC 78n-1) and related SEC regulations, the Company is providing shareholders with an advisory (non-binding) vote on compensation programs for our Named Executive Officers (commonly referred to as “Say on Pay”).  As approved by its shareholders at the 2025 annual meeting, the Company is submitting this non-binding vote to shareholders on an annual basis. The following resolution is presented for consideration at the Annual Meeting.

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K of the SEC, including the Compensation Discussion and Analysis, compensation tables, and the related narrative disclosure is hereby APPROVED.”

This vote is non-binding.  The Board and the Compensation Committee, which is comprised of non-employee  Directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

Shareholders are encouraged to review the Compensation Discussion and Analysis section of this Proxy Statement for a detailed discussion of our executive compensation programs. The affirmative vote of a majority of the shares of common stock cast at the meeting, in person or by proxy, and entitled to vote thereon is required to approve Proposal Two.

The Board of Directors unanimously recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

PROPOSAL THREE

NON-BINDING ADVISORY VOTE ON THE APPOINTMENT OF THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors proposes and recommends that the shareholders approve the selection by the Committee of the firm of Crowe, LLP to serve as the Company’s independent registered public accounting firm for the 2026 fiscal year. The firm will serve as independent auditors for the Company starting in 2026. Action by the shareholders is not required by law in the appointment of an independent registered public accounting firm, but the firm's appointment is submitted by the Audit Committee of the Board of Directors in order to give the shareholders a voice in the designation of auditors. If the resolution approving Crowe, LLP as the Company’s independent registered public accounting firm is rejected by the shareholders, the Committee will reconsider its choice of independent auditors. Even if the resolution is approved, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Proxies in the form solicited hereby which are returned to the Company will be voted in favor of this non-binding proposal unless otherwise instructed by the shareholder.  The affirmative vote of a majority of the shares of common stock cast at the meeting, in person or by proxy, and entitled to vote thereon is required to approve Proposal Three.

The Board of Directors unanimously recommends to the Shareholders a vote “FOR” the non-binding advisory proposal to approve the appointment of the Company’s Independent Registered Public Accounting Firm.

INFORMATION CONCERNING DIRECTORS OTHER THAN NOMINEES

The following tables set forth certain information with respect to Directors of the Company who will continue to serve as Directors subsequent to the 2026 Annual Meeting and who are not nominees for election at the 2026 Annual Meeting.

Additional information regarding the Directors to serve until the 2027 Annual Meeting is as follows:

Name and Year First Become Director	Age	Positions and Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Directors Serving Until the 2027 Annual Meeting

Michael S. Donovan 2007 - Company 2007 - Bank	63	Director	Farmer and President of Donovan & Sons, Ltd., a local Johnson County, Iowa family farm corporation, and partner in PVP1, LLP, a local pork production operation. Mr. Donovan is a graduate of North Iowa Area Community College.

Kirsten H. Frey 2019 - Company 2019 - Bank	57	Director	Attorney and Senior Vice President, Shuttleworth & Ingersoll, P.L.C., a law firm located in Coralville, Iowa. Ms. Frey is an attorney and obtained her law degree and an MBA from the University of Iowa.

Amy E. T. Sparks, Ph.D. 2024 - Company 2024 - Bank	60	Director	Associate Professor in the University of Iowa Roy J. and Lucille A. Carver College of Medicine, Department of Obstetrics and Gynecology. Dr. Sparks received her Bachelor of Science degree in Animal Science at Michigan State University and completed her Master of Science and Ph.D. degrees in Dairy Science at Virginia Tech. After graduation she moved to clinical medicine and has served as the Laboratory Director for the Center for Advanced Reproductive Care at the University of Iowa since 1993.

William A. Wever II, D.D.S. 2024 - Company 2024 - Bank	58	Director	Dr. Wever is a graduate of the University of Iowa College of Dentistry. He is the President and sole shareholder of Integrity Dental, P.C., which he founded in 2002 in Columbus City, Iowa. Dr. Wever grew up in Guatemala City, Guatemala and moved to Iowa after high school to attend the University of Iowa, obtaining a B.A. in Physics. Dr. Wever is a member of the American and Iowa Dental Associations and serves as an Officer for the South East Iowa District Dental Association.

Michael S. Donovan:  Mr. Donovan was elected to the Board of Directors in 2007 and serves on the Risk Committee, the Compensation Committee, and the Governance and Nominating Committee. Mr. Donovan is a farmer and the President and a shareholder of Donovan and Sons, Ltd., an Iowa farm corporation. He is also a partner in PVP1, LLP, a pork production operation in the Company’s trade area. Mr. Donovan is a graduate of North Iowa Area Community College. His expertise and agricultural knowledge, particularly in hog production, provide valuable contributions to the Board of Directors and important insight into the Board’s loan responsibilities.

Kirsten H. Frey: Ms. Frey was elected to the Board of Directors in 2019 and serves on the Loan Committee, the Compensation Committee, and the Governance and Nominating Committee. Ms. Frey is an attorney, senior vice president, and member of the Board of Directors at Shuttleworth & Ingersoll, P.L.C., which has offices in Cedar Rapids, Coralville, and Waterloo, Iowa. She graduated with distinction from the University of Iowa College of Law and earned a MBA from the University of Iowa Henry B. Tippie School of Management. Ms. Frey has served as an adjunct assistant professor at the University of Iowa Henry B. Tippie College of Business, teaching both undergraduate and graduate courses. She is a member of the Johnson County and Iowa State Bar Associations and is an active member of the Iowa City community, serving on boards of directors for several local not-for-profit organizations. Her knowledge of the community and legal expertise provide valuable insight to the Board of Directors.

Amy E. T. Sparks, Ph.D.: Dr. Sparks was elected to the Board of Directors in 2024 and serves on the Risk Committee, the Compensation Committee, and the Governance and Nominating Committee. Dr. Sparks is an associate professor in the University of Iowa Roy J. and Lucille A. Carver College of Medicine, Department of Obstetrics and Gynecology. She earned her BS in Animal Science from Michigan State University and completed her MS and PhD degrees in Dairy Science at Virginia Tech. After graduation, Dr. Sparks transitioned to clinical medicine and has served as the Laboratory Director for the Center for Advanced Reproductive Care at the University of Iowa since 1993. Her experience with the largest employer in the Company’s trade area, the University of Iowa, provides important insight to the Board of Directors. Dr. Sparks is active professionally with the American Society of Reproductive Medicine, recently completing a term as chair of the organization’s finance committee and now serving as President Elect.

William A. Wever II, D.D.S.: Dr. Wever was elected to the Board of Directors in 2024 and serves on the Audit Committee, the Compensation Committee, and the Governance and Nominating Committee. Dr. Wever is a graduate of the University of Iowa College of Dentistry and is the President and sole shareholder of Integrity Dental, P.C., which he founded in 2002 in Columbus City, Iowa. He grew up in Guatemala City, Guatemala, and moved to Iowa after high school to attend the University of Iowa, where he earned a BA in Physics. Dr. Wever is a member of the American and Iowa Dental Associations and serves as a trustee for the Iowa Dental Association. He is an active member of the Company’s southeastern region, participates in several local organizations, and speaks fluent Spanish. Dr. Wever’s small business expertise and community knowledge are valuable contributions to the Board of Directors.

Additional information regarding the Directors to serve until the 2028 Annual Meeting is as follows:

Name and Year First Became Director	Age	Positions and Offices Held With Company	Principal Occupation or Employment During the Past Five Years and Education Pertaining to Board of Director Qualifications

Directors Serving Until the 2028 Annual Meeting

Casey L. Peck 2019 - Company 2019 - Bank	51	Director	General Manager and Chief Financial Officer, Kalona Cooperative Technology Company located in Kalona, Iowa. Ms. Peck is a graduate of Coe College with a BA in accounting and business administration.

John W. Phelan 2007 - Company 2007 - Bank	71	Director	Owner of Phelan Distributing LLC, a wholesale wine distributor in Cedar Rapids, Iowa.

Kristie L. Fisher, PhD 2025 - Company 2025 - Bank	55	Director	President of Kirkwood Community College. Dr. Fisher earned an AA degree at Kirkwood Community College, a BA in Communication Studies and a MBA at the University of Iowa, and a PhD in Higher Education at Iowa State University.

Michael D. Jensen 2025 - Company 2025 - Bank	66	Director	Realtor-Broker Associate at Lepic-Kroeger REALTORS® in Iowa City. Mr. Jensen is a graduate of St. Ambrose University with a BA in Accounting.

Thomas M. Slattery 2025 - Company 2025 - Bank	61	Director	President of Heritage Associates Corporation in Cedar Rapids, one of the leading real estate sales and management companies in Eastern Iowa. Mr. Slattery is a graduate of Iowa State University with a BS in Business.

Casey L. Peck: Ms. Peck was elected to the Board of Directors in 2019 and serves on the Audit Committee (as one of its financial experts), the Compensation Committee, and the Governance and Nominating Committee. As General Manager and Chief Financial Officer of Kalona Cooperative Technology Company in Kalona, Iowa, Ms. Peck brings extensive financial and operational expertise to the Board. She holds a BA in accounting and business administration from Coe College and serves as Secretary of the Kalona Economic Development Group and as a part of the Washington Chamber of Commerce Board. Her active involvement in numerous non-profit organizations within the Kalona and Washington communities demonstrates her commitment to local development. With three branches in Washington County, Ms. Peck’s deep knowledge of the economic and small business landscape strengthens the Board’s oversight of the Company’s southern region and enhances its loan decision-making process.

John W. Phelan:  Mr. Phelan was elected to the Board of Directors in 2007 and serves on the Loan Committee, the Compensation Committee, and the Governance and Nominating Committee. As owner of Phelan Distributing LLC, a wholesale wine distributor based in Cedar Rapids, Mr. Phelan brings valuable business insight and deep local connections to the Board. Originally from Iowa City and now an active member of the Cedar Rapids community, his knowledge of the region has been instrumental in supporting the Bank’s expansion, which now includes three branch offices in Cedar Rapids and two in neighboring Marion. In addition to his business leadership, Mr. Phelan is a past president and long-term Board member of the State of Iowa Broadcasters Association.

Dr. Kristie L. Fisher, PhD: Dr. Fisher was elected to the Board of Directors in 2025 and serves on the Risk Committee, the Compensation Committee, and the Governance and Nominating Committee. Dr. Fisher brings a distinguished background in higher education leadership, serving as President of Kirkwood Community College since 2023. Previously, she was President of the Iowa Valley Community College District from 2019 to 2023. Dr. Fisher holds an AA from Kirkwood Community College, a BA in Communication Studies and an MBA from the University of Iowa, and a PhD in Higher Education from Iowa State University. Kirkwood Community College operates 14 locations across seven counties, with Bank branches in Iowa, Johnson, Linn, and Washington counties, making Dr. Fisher’s understanding of these communities especially valuable to the Board. Throughout her career, Dr. Fisher has held multiple leadership roles at Kirkwood, the College Community School District in Cedar Rapids, and ACT, Inc. in Iowa City.

Michael D. Jensen: Mr. Jensen was elected to the Board of Directors in 2025 and serves on the Trust Committee, the Compensation Committee, and the Governance and Nominating Committee. Mr. Jensen brings significant experience in local real estate and business development to the Board. A graduate of St. Ambrose University with a BA in Accounting, Mr. Jensen is a Realtor-Broker Associate in Iowa City. Along with his wife, he was a long-time business owner in Iowa City before joining Lepic-Kroeger, REALTORS® in 2001, where he served as Partner/Owner from 2014 to 2024. A lifelong resident of Iowa City, Mr. Jensen is well-informed about the Johnson County real estate market and has served on the board of the Iowa City Area Association of REALTORS®. His expertise in real estate and development provides valuable insight to the Board’s loan responsibilities.

Thomas M. Slattery: Mr. Slattery was elected to the Board of Directors in 2025 and serves on the Loan Committee, the Compensation Committee, and the Governance and Nominating Committee. He earned a BS degree in Business from Iowa State University and currently serves as President of Heritage Associates Corporation in Cedar Rapids. Before joining Heritage, Mr. Slattery worked as a commercial real estate appraiser, and consultant analyzing a wide range of commercial and industrial properties across central and eastern Iowa. At Heritage, he oversees brokerage, property management, commercial leasing, and provides private client consulting. Since joining the firm, he has played a key role in the development, renovation, and redevelopment of numerous commercial and multi-family projects. Mr. Slattery is actively engaged in the Cedar Rapids community and has served on several local boards, including Junior Achievement of East Central Iowa, Taste of Iowa, and Freedom Festival. The Bank currently operates three branch offices in Cedar Rapids and two in neighboring Marion. Mr. Slattery’s extensive business expertise and strong network in Linn County and beyond are invaluable in cultivating growth in this market.

None of the Directors currently serves, or has served in the past five years, as a Director of another company whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or whose securities are subject to the requirements of Section 15(d) of the Exchange Act or a company registered under the Investment Company Act of 1940, as amended.  There are no family relationships among the Company’s Directors, nominees for Director and executive officers.

CORPORATE GOVERNANCE AND THE BOARDS OF DIRECTORS

Board of Directors of the Company

The Board of Directors of the Company meets on a regularly scheduled basis. During 2025, the Board of Directors of the Company held an annual meeting, one special meeting and twelve regular meetings. During 2025, all Directors of the Company attended at least seventy-five percent of the total number of meetings of the Board and all of the committees to which such Directors were appointed.  Although the Company does not have a formal policy regarding attendance by Directors at annual shareholder meetings, such attendance is encouraged. In 2025, all of the Company’s then Directors attended the annual shareholders’ meeting.

The Board of Directors of the Company has established a committee (the "Governance and Nominating Committee") consisting of the fourteen non-employee Directors (all Directors but Ms. Shileny), all of whom are considered to be independent as defined under the rules of NASDAQ, except for Mr. Hodge. The Governance and Nominating Committee assists in identifying individuals qualified to become Board members, recommends nominees for director (including evaluating candidates recommended by shareholders), recommends the corporate governance guidelines applicable to the Company, oversees an annual review of the Board's performance, recommends director nominees for each committee, recommends a determination of each outside director's "independence" under applicable rules and guidelines, oversees the Company's engagement with stockholders and other interested parties concerning governance and other related matters, and oversees reputation risk related to Committee's responsibilities. The Governance and Nominating Committee met two times during 2025. Directors are not compensated for meetings of the Governance and Nominating Committee.  The Board of Directors has adopted a written charter for the Governance and Nominating Committee, a copy of which is available on the Company's website at www.hillsbank.com under the heading of "Investor Relations."

The Board of Directors of the Company has established a committee (the “Audit Committee”) consisting of three non-employee Directors, currently consisting of Directors Peck, Schmitt and Wever. The Board of Directors has adopted a written charter for the Audit Committee.  A copy of the charter is available on the Company’s website at www.hillsbank.com under the heading of "Investor Relations."  The Audit Committee is responsible for the engagement of the independent registered public accounting firm and reviews with the independent registered public accounting firm the scope and results of the audits, the Company’s internal accounting controls and the professional services furnished by the independent registered public accounting firm. All three members of the Audit Committee are “independent” as defined under the rules of NASDAQ. Due to their experience as noted above, the Board has determined that Directors Schmitt and Peck qualify as Audit Committee

Financial Experts under applicable regulations. The Audit Committee met eleven times in 2025.  Audit Committee members are compensated by the Bank as indicated below under the heading “Schedule of Directors Fees.”

The Board of Directors of the Company has established a committee (the “Compensation Committee”) consisting of the fourteen non-employee Directors (all Directors but Ms. Shileny), all of whom are considered to be independent as defined under the rules of NASDAQ, except for Mr. Hodge. The Compensation Committee makes decisions regarding executive officer salaries, bonuses, grants of awards to all officers pursuant to the Hills Bancorporation 2020 Stock Option and Incentive Plan (the “Incentive Stock Plan”), contributions to the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”), and contributions to the Hills Bank and Trust Company 401(k) Profit Sharing Plan (the “Profit Sharing Plan”). The Compensation Committee held ten meetings during 2025.  The ten meetings involved approval of grants of restricted stock to officers. Directors are not compensated for meetings of the Compensation Committee.  The Board of Directors has adopted a written charter for the Compensation Committee, a copy of which is available on the Company's website at www.hillsbank.com under the heading of "Investor Relations."

The Board of Directors of the Company has established a committee (the "Risk Committee") consisting of three non-employee Directors, currently consisting of Directors Donovan, Fisher and Sparks. The Board of Directors has adopted a written charter for the Risk Committee. A copy of the charter is available on the Company's website at www.hillsbank.com under the heading of "Investor Relations." The Risk Committee oversees and approves the Company-wide risk management practices to assist the board in overseeing the management team's identification and assessment of risks facing the organization and establishment of a risk management infrastructure capable of addressing those risks, the division on risk-related responsibilities to each Board committee as clearly as possible to determine that the oversight of risks is not missed, and approval of the Company's enterprise risk management framework. The Risk Committee held six meetings during 2025. Risk Committee members are compensated by the Bank as indicated below under the heading "Schedule of Directors Fees."

Each of the Company’s Directors, with the exception of Ms. Shileny, and Mr. Hodge, has been determined by the Board of Directors to be an “Independent Director” as defined by Rule 5605(a)(2) of the Marketplace Rules of the National Association of Securities Dealers Automated Quotation system (“NASDAQ”). Ms. Shileny, the Company's President and CEO, is not independent. Mr. Hodge is not independent as discussed on page 20. In determining Director independence, the Board of Directors considers all relevant facts and circumstances, including the independence standards set forth in the rules of NASDAQ.  In order to be considered independent, a Director must be free from any relationship which, in the opinion of the Company’s Board of Directors would interfere with the exercise of independent judgment.  The Board of Directors considered certain transactions, relationships or arrangements which are described herein under the heading “Compensation Committee Interlocks and Insider Participation” in making its determination of director independence.

Board of Directors of the Bank

The business and affairs of the Bank are managed by the Board of Directors of the Bank, the membership of which is identical to that of the Board of Directors of the Company. The Board of Directors of the Bank holds regular monthly meetings. In 2025, the Board of Directors of the Bank held an annual meeting, one special meeting and twelve regular meetings. The Board of Directors of the Bank has established the Trust Committee, the Audit Committee, the Risk Committee, the Loan Committee and the Employee Stock Ownership Plan (“ESOP”) Committee as standing committees of the Board of Directors of the Bank. Directors Hughes, Jensen, Rhodes and Wiele serve on the Trust Committee; Directors Peck, Schmitt and Wever serve on the Audit Committee; Directors Donovan, Fisher and Sparks serve on the Risk Committee; Directors Frey, Hodge, Phelan and Slattery serve on the Loan Committee; and Director Rhodes serves on the ESOP Committee. The ten Directors not appointed to the Loan Committee are invited to attend meetings of that committee and are compensated for such attendance at the same rate as members of the Loan Committee for each meeting attended. The Board of Directors of the Bank has established the Governance and Nominating Committee that meets as needed as part of regularly scheduled Board meetings.

The Trust Committee of the Bank is responsible for overseeing and annually reviewing the operations of the Trust Department of the Bank and the status of all trusts for which the Bank’s Trust Department acts in a fiduciary capacity. The Trust Committee met twelve times during 2025. The Audit Committee held ten meetings during 2025 and was responsible for coordinating the audit with Forvis Mazars, LLP and addressing internal audit functions. The Risk Committee held six meetings during 2025 and is responsible for oversight of the Bank's enterprise risk management program. The Loan Committee held twelve meetings during 2025 and is responsible for review and oversight of the loan activities of the Bank. The ESOP Committee, which is responsible for overseeing the ESOP in connection with which the Bank’s Trust Department serves as trustee, had three meetings during 2025. During 2025, all of the Directors of the Bank attended at least seventy-five percent of the total number of meetings of the Board of Directors and all of the Directors of the Bank appointed to committees attended at least seventy-five percent of the meetings of the committee to which such Directors were appointed.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of the Board of Directors has historically separated the function of the Chairperson of the Board of the Bank and the Principal Executive Officer.  This structure is expected to continue in the future with the Chairperson of the Bank’s Board of Directors being a non-employee Director.  This structure promotes good corporate governance by providing a non-management leadership structure and such a leadership structure is encouraged by bank regulators.  The Company’s Board of Directors has not designated a Chairperson, and Ms. Shileny currently acts as the de facto chair at all meetings thereof, which generally follows meetings of the Bank’s Board of Directors. The Company currently has no designated “lead independent director” with respect to its Board and believes this structure is appropriate because all significant business operations continue to be conducted at the Bank level.

The Company is exposed to risks as part of the normal course of business. Risk exposure requires sound risk management practices that comprise a comprehensive framework of programs and processes that apply to the Company. The Company has established a risk management framework to manage risks and provide reasonable assurance of the achievement of the Company's strategic objectives. The primary risks identified and managed through the framework are strategic risk, liquidity risk, market risk, credit risk, trust risk, information technology and security risk, operational risk, legal risk and reputational risk.

The principal risk management functions of the Board are to oversee processes for evaluating the adequacy of internal controls, risk management, financial reporting and compliance with laws and regulations. The Board, through its Risk Committee, has developed a formal plan to address Enterprise Risk Management ("ERM") within the Company. The Company's ERM includes a formal process to identify and document the key risks to the Company and provides a common framework and terminology to ensure consistency in identification, reporting and management of key risks. The Board annually approves, upon the recommendation of its Risk Committee, a Risk Appetite and Tolerance Statement that reflects core business principles and provides the foundation of the Company's risk appetite, which is the aggregate amount of risk the Company is willing to accept in pursuit of its mission. By establishing boundaries around risk taking and business decisions, and by incorporating the needs and goals of its shareholders, regulators, customers and other stakeholders, the Company's risk appetite is aligned with its priorities and goals.

The Board has formed an Enterprise Risk Management Committee ("ERMC") of the Company comprised of the Company's business unit leaders and led by the Company's Senior Vice President, General Counsel, to help ensure the consistent application of the Company's risk management approach. The primary activities of the ERMC include:

•Annual comprehensive risk assessments for all of the risks identified in the Company's risk management framework;
•Monitoring signals that may indicate possible risk issues for the Company;
•Identifying risks and determining which Company areas and/or products will be affected;
•Ensuring there are mechanisms in place to specifically determine how risks will affect the Company or its products;
•Monitoring and reporting on risk tolerance thresholds approved by the Board; and
•Reviewing the limits, policies, and procedures in place to ensure the continued appropriateness of risk controls.

The Company has also formed an Officers Risk Management Committee ("ORMC") which consists of a cross-functional group of Bank officers representing various departments across the Bank. The primary activities of the ORMC include:

•New product and/or service risk assessments;
•Discussion and identification of potential risk issues to report to the ERMC; and
•Tactical working groups to identify additional risk management activities to be pursued by the Company.

As part of the risk assessment process, the ERMC and ORMC each report the results of their evaluations to the Risk Committee of the Board of Directors and make recommendations to the Risk Committee regarding adjustments to controls as conditions or risk tolerances change.

Schedule of Directors Fees

Directors of the Company and the Bank who are not employees of the Company or the Bank (all Directors but Ms. Shileny) are compensated for their service as Directors as indicated in the table below:

Compensation Item	Company	Bank

Annual Retainer (paid quarterly):
Chairperson of the Board	N/A	$26,130
Board Member	N/A	19,760

Meeting Fees:
Board Meetings	$490	760
Committee:
Audit	N/A	490
Risk	N/A	490
Governance	N/A	N/A
Compensation	N/A	N/A
Employee Stock Ownership Plan / Profit Sharing	N/A	490
Loan	N/A	490
Trust	N/A	490

Director Deferral Plan:

Under the Company’s Nonqualified Deferred Compensation Plan (the “Deferred Compensation Plan”), which was initiated in 1997, each Director may elect to defer up to 50% of such Director’s cash compensation from retainers and meeting fees.  Any amount so deferred is credited to the Director’s deferred compensation account and converted into units equivalent in value to the fair market value of a share of stock in Hills Bancorporation at the time of such conversion.  The “stock units” are book entry only and do not represent an actual issuance of stock.  The Director’s account is adjusted each year for dividends paid and the change in the market value of Hills Bancorporation stock.  The liability for the deferred Directors’ fees is unfunded and unsecured for the participants. The amounts are payable in cash in five annual installments upon the earliest of the following: change of control of the Company, termination of the Director from the Board of Directors of the Company and the Bank, or when the Director reaches the age of seventy-two years.

Director Compensation Table

The following table provides information concerning the compensation of all the Directors other than Ms. Shileny for the fiscal year ended December 31, 2025.  Compensation information for Ms. Shileny is discussed below in the section captioned “Summary of Cash and Certain Other Compensation Paid to the Named Executive Officers.”

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Comp ($)	Total ($)

Michael S. Donovan	$42,670	$—	$—	$—	$—	$—	$42,670
Kristie L. Fisher	29,720	—	120,000	—	—	—	149,720
Kirsten H. Frey	41,200	—	—	—	—	—	41,200
Michael E. Hodge	40,730	—	—	—	—	—	40,730
Emily A. Hughes	46,550	—	—	—	—	—	46,550
Michael D. Jensen	34,130	—	120,000	—	—	—	154,130
Casey L. Peck	43,650	—	—	—	—	—	43,650
John W. Phelan	38,520	—	—	—	—	—	38,520
Ann Marie Rhodes	53,329	—	—	—	—	—	53,329
James C. Schmitt	46,100	—	—	—	—	—	46,100
Thomas M. Slattery	28,470	—	120,000	—	—	—	148,470
Amy E. T. Sparks	42,200	—	—	—	—	—	42,200
William A. Wever II	42,890	—	—	—	—	—	42,890
Thomas R. Wiele	46,550	—	—	—	—	—	46,550
Sheldon E. Yoder, D.V.M. (1)	12,657	—	—	—	—	—	12,657
(1)Mr. Yoder completed his board term on April 21, 2025.
(2)Dwight O. Seegmiller, who retired as the Company’s President & CEO on December 31, 2024, served in a transition advisory role and as a director of the Company until the Annual Meeting on April 21, 2025. Mr. Seegmiller did not receive any additional compensation for services provided as a director during 2025.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

Set forth in the following table is certain information on each person who is known to the Board of Directors to be the beneficial owner as of March 2, 2026 of more than 5% of the Company’s Common Stock, which is the only class of equity securities that the Company has outstanding.

Amount and Nature of Beneficial Ownership

Name and Address of Beneficial Owner	Total Shares Beneficially Owned	Sole Voting and Investment Power	Shared Voting and Investment Power		Percent of Class

Hills Bank and Trust Company, as trustee of the Hills Bank and Trust Company Employee Stock Ownership Plan (the “ESOP”) 131 Main Street Hills, Iowa 52235	668,807	—	668,807	(1)	7.62%

NOTE:

(1)Consists of shares of Company Common Stock allocated to the accounts of employees of the Bank who are eligible to participate in the ESOP.  Employees are entitled to direct the trustee how to vote shares allocated to their accounts.

The following table sets forth as of March 2, 2026 the number of shares of the Company’s Common Stock beneficially owned by each Director, nominee for Director, the non-Director executive officers and all the Directors and the non-Director executive officers as a group.  The Company has not adopted a share ownership policy or a share retention policy for the Directors or the executive officers.

Amount and Nature of Beneficial Ownership

Name	Total Shares Beneficially Owned		Sole Voting and Investment Power	Shared Voting and Investment Power	Percent of Class (4)

Directors
Michael S. Donovan	24,177		14,922	9,255	*
Kristie L. Fisher	1,600	(1)	1,600	—	*
Kirsten H. Frey	1,935	(1)	1,935	—	*
Michael E. Hodge	24,905		15,815	9,090	*
Emily A. Hughes	242,234	(3)	42,234	200,000	2.76%
Michael D. Jensen	1,600	(1)	1,600	—	*
Casey L. Peck	1,935	(1)	1,935	—	*
John W. Phelan	16,953		12,506	4,447	*
Ann Marie Rhodes	1,507		1,507	—	*
James C. Schmitt	5,090		5,090	—	*
Lisa A. Shileny	12,904	(2)	12,383	521	*
Thomas M. Slattery	1,600	(1)	1,600	—	*
Amy E. T. Sparks	1,764	(1)	1,764	—	*
William A. Wever II	1,911	(1)	1,784	127	*
Thomas R. Wiele	8,794		8,133	661	*

Non-Director Named Executive Officers
Anthony V. Roetlin	3,798	(2)	3,794	4	*
Timothy D. Finer	38,022	(2)	38,022	—	*
Brian R. Globokar	7,084	(2)	7,084	—	*
Kenza B. Nelson	6,100	(2)	5,419	681	*

All Directors and Non-Director Executive Officers as a Group (27 persons)	444,373		218,008	226,365	5.06%

•Indicates ownership of less than 1%.

NOTES:

(1)This figure includes shares subject to currently exercisable stock options granted pursuant to the 2010 Stock Option and Incentive Plan.  For Directors, the options will expire ten years after the grant date or two years after the Director’s term of service on the Board of Directors of the Company ends, whichever occurs first.  For Non-Director Executive Officers, the options expire ten years after the grant date.  Details of the stock options are as follows:

Name	Grant Date	Number of Options	Exercise Price	Expiration Date

Kirsten H. Frey	5/14/2019	1,935	$62.00	5/14/2029
Casey L. Peck	5/14/2019	1,935	62.00	5/14/2029
Amy E. T. Sparks	5/14/2024	1,764	68.00	5/14/2034
William A. Wever II	5/14/2024	1,764	68.00	5/14/2034
Kristie L. Fisher	5/13/2025	1,600	75.00	5/13/2035
Michael D. Jensen	5/13/2025	1,600	75.00	5/13/2035
Thomas M. Slattery	5/13/2025	1,600	75.00	5/13/2035

(2)This figure includes shares held by the Bank’s ESOP which have been allocated to the named executive officers for voting purposes as follows:

Name	ESOP Shares

Lisa A. Shileny	3,108
Anthony V. Roetlin	415
Timothy D. Finer	29,122
Brian R. Globokar	3,340
Kenza B. Nelson	2,100

(3)This figure includes 200,000 shares owned in a limited partnership of which Director Hughes is a general partner.  Ms. Hughes has shared voting and investment power in the limited partnership.

(4)Includes, for each such person, shares that are deemed to be beneficially owned by such person (a) because such shares are subject to options currently exercisable by such person or (b) because such shares are held by the ESOP and have been allocated to such person with shared voting power, as described in Notes 1, 2 and 3.

Hedging Practices

The Company has not adopted any practice or policies regarding the ability of directors or employees (including officers), or their designees, to purchase financial instruments, or otherwise engage in transactions, that are designed to hedge or offset any decrease in the market value of the Company’s stock held by such insiders.

Insider Trading Arrangements and Policies

The Company has adopted insider trading policies and procedures governing the purchase, sale, and other dispositions of the Company's common stock by directors, officers, employees and the Company itself that have been reasonably designed to promote compliance with insider trading laws, rules and regulations. A copy of the policy will be filed as Exhibit 19 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors, executive officers and persons who own more than 10 percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership of such securities with the Securities and Exchange Commission. Directors and executive officers and greater than 10 percent beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of the reports furnished to the Company and written representations from reporting persons that no other reports were required, the Company believes that all filing requirements under Section 16(a) were complied with during the fiscal year ended December 31, 2025, except as noted below.

•Anthony V. Roetlin filed a Form 5 late to report four previously unreported transactions from 2025, including transactions related to acquiring restricted shares and acquiring shares through the employee stock purchase plan.
•Lisa A. Shileny filed a Form 5 late to report five previously unreported transaction from 2025, including transactions related to acquiring restricted shares and acquiring shares through the employee stock purchase plan.
•Brian G. Globokar filed a Form 5 late to report three previously unreported transactions from 2025, including transactions related to acquiring shares through the employee stock purchase plan and a disposal of shares.

COMPENSATION COMMITTEE INTERLOCKS
AND INSIDER PARTICIPATION

All compensation decisions affecting the executive officers of the Company and the Bank are made by the Compensation Committee of the Board of Directors consisting of the fourteen non-employee Directors (all Directors but Ms. Shileny). The Committee makes compensation decisions with respect to each of the Company Named Executive Officers identified in the Summary Compensation Table and other tables on the following pages of this Proxy Statement. The compensation paid to the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Ms. Shileny, as President and CEO of the Bank and Company in 2025, which determinations are then reviewed and ratified by the Committee.

Michael E. Hodge, in his capacity as a member of the Boards of Directors of the Company and the Bank and of the Compensation Committee, participated in deliberations concerning executive compensation matters during 2025. Within the last three fiscal years, the Bank has had certain business relationships with Hodge Construction Company, a general contractor.  In addition, Mr. Hodge is a 17.65% investor in the limited liability corporation, OC Group, L.C. that is the owner of the Old Capitol Town Center, a portion of which is leased by the Bank for a bank office location, and he is a 23% owner of Hodge Construction Company, from which the Bank has utilized construction management services in prior years.

The Bank has an agreement with the OC Group, L.C. under which it leases 5,845 square feet of space in Old Capitol Town Center, a two-story building with a total of 99,612 square feet, located in downtown Iowa City. Mr. Hodge holds a 17.65% ownership interest in OC Group, L.C., the owner of Old Capitol Town Center.  The ten-year lease began on June 1, 2004 and was extended in 2024 until 2029, the third renewal period under the lease. The lease term is subject to one additional five-year renewal option. The Bank’s annual lease payment on this space is currently $26.57 per square foot and increases 2% per year, plus annual common area maintenance charges of $4.00 per square foot.  The Bank is also responsible for payment of the real estate taxes allocated to the leased space.  The annual lease cost in 2025 was $158,421 before payment of such real estate taxes, which were $30,323 for the year.  In the opinion of management, the cost of the leased space is similar to the cost of leasing comparable commercial property in downtown Iowa City.

The Board of Directors of the Bank does not believe that the participation by Mr. Hodge in the deliberations concerning executive compensation has provided the Company Named Executive Officers with more favorable compensation arrangements than would have been the case absent his participation in such deliberations. As disclosed elsewhere in this proxy statement under the caption "Corporate Governance and the Board of Directors," management has concluded that Mr. Hodge is not an independent Director as defined by NASDAQ's rules.

In addition, certain of the officers and Directors of the Company, their associates or members of their families, were customers of, and have had transactions with, the Bank from time to time in the ordinary course of business, and additional transactions may be expected to take place in the ordinary course of business in the future. Federal Reserve Regulation O requires loans made by the Bank to executive officers and Directors to be made on substantially the same terms, including interest rates and collateral, and following credit-underwriting procedures that are no less stringent than those prevailing at the time for other transactions by the Bank with other unrelated persons. Such loans may not involve more than the normal risk of repayment or present other unfavorable features. Regulation O also requires approval by the Board of Directors for all insider loans in excess of $500,000.

The Company does not have a formal written policy regarding the review and approval of transactions, other than extensions of credit under the Insider Credit Policy, between the Company and its Directors, executive officers and other related interests. However, it is the general practice of the Board of Directors to review and approve any new non-loan transactions that would exceed $120,000, with the interested Director recusing him- or herself from deliberations and from voting on the proposal.  In making a determination to approve a related party transaction the Board of Directors will take into account, among other factors it deems appropriate, whether the proposed transaction is on terms no less favorable to the Company than those generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the proposed transaction. On a yearly basis, the Board of Directors reviews information on any existing and ongoing transactions with the Directors as disclosed under the Compensation Committee Interlocks and Insider Participation section.  Management of the Company anticipates that the Bank and the Company will continue to maintain such business relationships in the future on a similar basis to the extent that such goods and services are required by the Bank and the Company.

No executive officer of the Company or Bank serves or has served as a member of the Board of Directors or the Compensation Committee of any other company which employs any member of the Company's Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

In the following Compensation Discussion and Analysis section, the Company provides information concerning 2025 compensation and benefits provided to the executive officers of the Company (the “Company Named Executive Officers”).  The Company’s current Named Executive Officers are Lisa A. Shileny, who is the President and Principal Executive Officer (“PEO”) and Anthony Roetlin, who joined the Company as Treasurer and Principal Financial Officer ("PFO"). In addition, information is provided concerning compensation and benefits provided to three executive officers of the Bank (the “Bank Named Executive Officers”).  The Bank executive officers are Timothy D. Finer, Senior Vice President and Director of Commercial Banking, Brian R. Globokar, Senior Vice President and Director of Trust and Wealth Management Services, and Kenza B. Nelson, Senior Vice President and General Counsel.

The Company’s overall compensation objectives are to pay salaries and provide benefits that are both fair and reasonable, consistent with the compensation practices of the financial services industry in general, and appropriate and competitive in the Bank’s local marketplace.  The Company’s goal is to attract, develop and retain high caliber executives who are capable of increasing the Company’s performance for the benefit of its shareholders while maintaining the philosophy of community banking. Ultimately, the Company desires to base its compensation on individual performance as it affects the overall financial results of the Company.  Specifically, the executive compensation program of the Company has been designed to:

•provide a pay-for-performance policy that differentiates compensation amounts based upon corporate and individual performance;
•provide compensation opportunities comparable to those offered by other Iowa-based financial institutions and Midwest banks of similar asset size, thus allowing the Bank to compete for and retain talented executives who are essential to the long-term success of the Company and the Bank;
•align the interest of the officers with the long-term interest of the Company’s shareholders through the ownership of Company Common Stock; and
•maintain a corporate environment which encourages stability and long-term focus for the primary constituencies of the Company, including shareholders, employees, customers, regulatory agencies and the communities it serves.

To achieve its objectives the Company has structured its compensation program: (1) to reward current corporate and individual performance through salary increases and opportunities for cash bonuses; and (2) to reward long-term corporate and individual performance through participation in the ESOP and Profit Sharing Plan, and participation in the Incentive Stock Plan. The amounts and types of compensation paid in 2025 (as set forth below) fit into the Company’s overall compensation objectives by achieving those two objectives.

Decisions Regarding Composition of Total Compensation

The Compensation Committee (the “Committee”), which is comprised of the full Board of Directors with the exception of Ms. Shileny, has responsibility for implementing and overseeing the Company’s executive compensation program. In this respect, the Committee has strategic and administrative responsibility for a broad range of issues, including ensuring that the Company compensates key management employees effectively and in a manner consistent with the Company’s compensation strategy. The Committee also oversees the administration of executive compensation plans, including the design, performance measures, and award opportunities for management compensation programs, and certain employee benefits. Each year the Company Named Executive Officers make recommendations to the Committee concerning the amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution. The Committee has the authority to determine, and approves all compensation and awards to Ms. Shileny without her participation. The Committee annually reviews and makes determinations concerning the elements of such compensation. The Company Named Executive Officers do not otherwise determine or make recommendations regarding the amount or form of executive or Director compensation. The Committee also makes compensation decisions with respect to each of the Company Named Executive Officers identified in the Summary Compensation Table and other tables on the following pages of this Proxy Statement. The compensation paid to the Bank Named Executive Officers is not directly determined by the Committee, but is determined by Ms. Shileny, as the President of the Bank and President and CEO of the Company in 2025, which determinations are then reviewed and ratified by the Committee.

The Committee’s policy is to review management compensation at least annually.  The Committee makes these reviews to ensure that management compensation is consistent with the Company’s compensation philosophies articulated above.

The factors the Committee considers in either determining or ratifying, as the case may be, the level and composition of compensation include but are not limited to the following: (1) the Bank’s performance as compared to internally-established goals for the most recently ended fiscal year and to the performance of other Iowa-based financial institutions; (2) the individual officer’s level of responsibility within the Bank; and (3) competitive compensation data.  In addition, the Committee considers the financial performance for the current year including the business plan containing the financial performance goals measured primarily in terms of earnings per share, growth of the Company, asset quality, return on assets and return on stockholders’ equity.  The Committee also considers the financial budget for the upcoming fiscal year and the Company’s updated strategic plan.  While the foregoing factors are not specifically weighted in the decision-making process, primary emphasis is placed on the Bank’s performance during the previous year as compared to the internally-established goals.  Although the Committee reviewed a number of objective factors in setting compensation for 2025, its final decision was based on a subjective determination.  Details regarding the compensation of each of the Company and Bank Named Executive Officers are set forth in the tables that appear below.

The internally established goals for purposes of the compensation discussion focus on the financial budget for the year under review compared to the actual results.  However, there are no predetermined increases or decreases in the compensation based solely upon the financial results in terms of net income compared to the budget.  Any significant variance to the budget is analyzed fully with the Board of Directors to determine the reasons behind the variance and to determine if such variance is a result of management’s efforts or is driven by factors in the financial area outside of their control.  Compensation adjustments are not made based on any predetermined formulas of the financial performance goals established during the financial budget process.

The Committee has not engaged outside consultants, but that option is available to the Committee.  However, in evaluating the salary component of the compensation of the Company and Bank Named Executive Officers each year, the Committee reviews salaries paid to officers holding similar positions in other Iowa-based financial institutions.  The companies included in the peer group are reviewed annually and may change based on size, merger and acquisition activity and other pertinent factors. Review of this information is done primarily to determine that the salaries established are at a competitive level.  The Committee does not set strict parameters using this data.  Rather, the Committee uses this data to ensure that the Company and Bank Named Executive Officers' compensation paid by the Bank is not inconsistent with compensation levels at appropriately defined peer organizations.

In determining the compensation to be paid to the Company Named Executive Officers in 2025, the Committee took the actions listed below:

•Reviewed the financial performance of the Company based on a comparison of actual net income to budgeted and prior year net income;
•Reviewed leadership and quality of contribution to the strategic direction of the Company;
•Reviewed peer performance data versus the Company and discussed goals for 2025 and beyond;
•Reviewed overall contributions by the Company to the communities it serves;
•Reviewed contributions to the management of the Company’s employees and daily operations, the administration of the Company’s policies and procedures and enhancement of long-term relationships with customers;
•Reviewed the current total compensation package for the Company Named Executive Officers to determine market competitiveness;
•Performed an evaluation of Ms. Shileny; and
•Recommended annual salary adjustments.

After considering all the compensation paid to the Company and Bank Named Executive Officers, the Committee determined that the compensation paid to the Company and Bank Named Executive Officers is reasonable and not excessive.

Elements of Compensation

The Company provides a competitive mix of pay elements that align executive incentives with shareholder value.  The executive compensation program includes salary, cash bonuses and long-term compensation.

The forms of executive compensation paid in 2025 are comprised of the following:

Salaries and Cash Bonuses:  Salary is designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility.  The Bank pays salaries because it provides a basic level of compensation and is necessary to recruit and retain executives.  An important aspect of salary is the Committee’s ability to use annual base salary adjustments to reflect an individual’s performance or changed responsibilities.  Salary levels are also important because the Committee may tie the amount of long-term compensation to an executive’s salary.  In making its decisions regarding annual salary adjustments, the Committee reviews quantitative and qualitative performance factors as part of an annual performance appraisal. These are established for each executive position and the performance of the incumbent executive is evaluated annually against these standards. This appraisal is then integrated with market-based adjustments to salary ranges to determine if a base salary increase is merited.

The Committee determines cash bonuses, if any, on a discretionary basis. No Named Executive Officers received cash incentive bonuses in 2025. Cash bonuses are utilized as a means to reward and incentivize achieving short-term and annual performance measures.

Participation in the ESOP: The ESOP is a defined contribution plan designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits.  The ESOP is operated in accordance with the provisions of the written plan document. The ESOP is designed and intended to invest primarily in Common Stock issued by the Company and, in so doing, to provide for employee participation in the equity ownership of the Company.  Any benefits payable under the ESOP will be based solely upon the amounts contributed for the benefit of a participant and any changes in the value of those contributions while they are held in the ESOP. The ESOP does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the ESOP are fully vested after six years of service with the Bank. In 2025, the Bank, as plan sponsor of the ESOP, made an annual ESOP contribution which was allocated among all participating employees of the Bank, including the executive officers, based on their annual salaries. In 2025, the Bank, as sponsor of the ESOP, made a 4.5% ESOP contribution.

Participation in the Profit-Sharing Plan: The Bank is the trustee of the Profit Sharing Plan.  The Profit Sharing Plan is operated in accordance with the provisions of the written plan document. Employees of the Bank are eligible to participate in the Profit Sharing Plan. The Profit Sharing Plan, like the ESOP, is designed primarily to reward eligible employees for long and loyal service by providing them with retirement benefits. The Profit Sharing Plan is a defined contribution plan and is primarily invested in assets other than equity securities of the Company. Any benefits payable under the Profit Sharing Plan will be based solely upon the amounts contributed by the Bank for the benefit of a participant and any changes in the value of those contributions while they are held in the Profit Sharing Plan. Apart from the qualified 401(k) plan that is part of the Profit Sharing Plan, the Profit Sharing Plan does not require or allow contributions by participating employees. Subject to certain exceptions, contributions to the Profit Sharing Plan are fully vested after six years of service with the Bank.  In 2025, the Bank, as sponsor of the Profit Sharing Plan, made a 4.5% Profit Sharing Plan contribution.

As part of the Profit Sharing Plan, the Company offers a qualified 401(k) plan to provide a tax-advantaged savings vehicle.  The Company makes matching contributions to the 401(k) plan to encourage employees to save money for their retirement.  This 401(k) plan and such matching contributions enhance the range of benefits offered to employees and the Company’s ability to attract and retain employees.  The 401(k) segment of the Profit Sharing Plan covers all eligible employees of the Bank.  Employees are eligible to participate in elective salary deferrals.  Participants may contribute up to 100% of eligible compensation, limited to the maximum amount deductible under the Internal Revenue Code for employee salary reduction.  The Plan provides for an employer matching contribution equal to 25% of the employee’s deferral, limited to deferrals of up to 4% of compensation, therefore the maximum Company contribution is 1% of compensation. Subject to certain exceptions, both employee contributions and the Company’s matching contribution are vested immediately.

Amounts and Allocations:  The amount of the ESOP contribution and the amount of the Profit Sharing Plan contribution and the allocation between the two plans is based on the recommendations by Bank management each year.  The Board of Directors decides whether or not to approve management’s recommendation.  The Board of Directors’ decision is based on the achievement of financial performance goals of the Bank as established in the Bank’s annual budget and business plan.

Participation in the 2020 Stock Option and Incentive Plan:  Under the Plan, the Committee is authorized from time to time to grant awards of both restricted stock and stock options as the Committee, in its discretion, selects. The purpose of this plan is to advance the interests of the Company by providing additional incentive to Named Executive Officers to promote the long-term success of the business. Options granted under the plan are exercisable at such times and under such conditions as determined by the Committee and included in the award agreement. However, it has been the Committee’s practice to award options with a vesting period of five years after the date of grant and a term of ten years after the date of grant.  Shares of restricted stock are generally subject to such restrictions, including vesting periods, as the Committee may impose, which restrictions may lapse separately or in combination at such time or times, and in such installments, as the Committee may deem appropriate. Awards granted under this Plan constitute “at-risk” compensation and are granted by the Committee when, in the judgment of its members, such awards will create a reasonable incentive for the achievement by the executive officers of the Company’s mid and long-term strategic objective, provided such awards are otherwise justified by the performance of executive officers in relation to the performance of the Company.

Participation in the Employee Stock Purchase Plan:  The Employee Stock Purchase Plan ("ESPP") allows the Company and Bank Named Executive Officers as well as other employees of the Bank, to elect to purchase shares of common stock in quarterly offerings through payroll deductions. The shares in the ESPP are sold at a 10% discount to market value. The ESPP aligns the interests of the Company's employees with those of its shareholders in general.

Life Insurance and Accidental Death and Dismemberment Benefits: The Company and Bank Named Executive Officers receive a life insurance benefit of up to two times a maximum salary of $125,000, or $250,000, and an accidental death and dismemberment benefit of up to two times a maximum salary of $125,000, or $250,000. These benefits are part of a non-discriminatory plan available to all full-time employees and constitutes a base-level health and welfare benefit expected in today's market.

Perquisites and Other Benefits: Perquisites and other benefits represent a very small part of the overall compensation package, and are offered only after consideration of business need. The Committee annually reviews the perquisites and other personal benefits that are provided to senior management.

Stock-Based Compensation - Procedures Regarding Approval and Timing and Pricing of Awards

The terms of the Incentive Stock Plan require that the Committee approve all grants of stock options and that stock options be granted only at current market prices. The exercise price of stock options is set at the stock price on the date of grant.  The Company tries to make stock option grants at times when they will not be influenced by a scheduled release of information.  The Company does not otherwise time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

Tax Considerations

The accounting and tax treatment of particular forms of compensation do not materially affect the Committee’s compensation decisions. However, the Committee evaluates the effect of such accounting and tax treatment on an ongoing basis and may make appropriate modifications to its compensation policies if appropriate.

Section 162(m) of the Internal Revenue Code.   Section 162(m) of the Internal Revenue Code places limits on the deductibility of compensation in excess of $1 million paid to executive officers of publicly held companies.  The Committee does not believe that Section 162(m) has had or will have any impact on the compensation policies followed by the Company.  It has been and continues to be the Committee’s intent that all incentive payments be deductible unless maintaining such deductibility would undermine the Company’s ability to meet its primary compensation objectives or is otherwise not in the Company’s best interest.  All compensation paid to the Named Executive Officers is deductible under Section 162(m) of the Internal Revenue Code.

Incentive Stock Options:  Under current federal tax law, the holder of an option that qualifies as an incentive stock option under Section 422 of the Code generally does not recognize income for federal income tax purposes at the time of the grant or exercise of an incentive stock option (but the spread between the exercise price and the fair market value of the underlying shares on the date of exercise generally will constitute a tax preference item for purposes of the alternative minimum tax).  The optionee generally will be entitled to long-term capital gain treatment upon the sale of shares acquired pursuant to the exercise of an incentive stock option if the shares have been held for more than two years from the date of grant of the option and for more than one year after exercise, and the Company will not be entitled to any deduction for federal income tax purposes.  If the optionee disposes of the stock before the expiration of either of these holding periods (a “disqualifying disposition”), the gain realized on the disposition will be compensation income to the optionee to the extent the fair market value of the underlying stock on the date of exercise (or, if less, the amount realized on disposition of the underlying stock) exceeds the applicable exercise price and a corresponding deduction will be allowed to the Company.

Nonqualified Stock Options:  Under current federal tax law, an optionee does not recognize income for federal income tax purposes upon the grant of a nonqualified stock option but must recognize ordinary income upon exercise to the extent of the excess of the fair market value of the underlying shares on the date of exercise over the exercise price of the option.  The Company generally will be entitled to a deduction in the same amount and at the same time as ordinary income is recognized by the optionee.  A subsequent disposition of the shares acquired pursuant to the exercise of a nonqualified option typically will give rise to capital gain or loss to the extent the amount realized from the sale differs from the fair market value of the shares on the date of exercise.  This capital gain or loss will be long-term gain or loss if the shares sold had been held for more than one year after the date of exercise.

Restricted Stock and Other Stock-Based Awards:  Amounts received by the participant upon the grant of other stock-based awards are ordinarily taxed as ordinary income when received.  However, if such other stock-based awards consist of property subject to restrictions, the amounts generally will not be taxed until the restrictions lapse or until the participant makes an election under Section 83(b) of the Code.  The Company is generally allowed an income tax deduction at the same time and in the same amount recognized as ordinary income by the Participant.

Consideration of Most Recent Advisory Vote on Executive Compensation and Summary

The Company conducted the first advisory vote on executive compensation at the 2011 Annual Meeting, and it is the Company's policy to provide shareholders with an advisory vote on compensation at each Annual Meeting.  While the "Say on Pay" vote is not binding on the Company, its Board of Directors or the Committee, the Company believes that it is important for the shareholders to have an opportunity to vote on this proposal on an annual basis as a means to express their views regarding the Company's executive compensation philosophy, compensation policies and programs, and decisions regarding executive compensation, all as disclosed in the Company's proxy statement.  The Company's Board of Directors and the Committee value the opinions of the shareholders and, to the extent there is any significant vote against the compensation of the Company's Named Executive Officers as disclosed in the proxy statement, the Company will consider the shareholders’ concerns and the Committee will evaluate whether any actions are necessary to address those concerns.  In addition to the annual advisory vote on executive compensation, the Company is committed to ongoing engagement with the shareholders on executive compensation and corporate governance issues.  These engagement efforts take place throughout the year through meetings, telephone calls and correspondence involving senior management, Directors and representatives of the shareholders.

At the 2025 Annual Meeting, 91% of the votes cast on the advisory vote on executive compensation proposal (Proposal 2) were in favor of the Company's Named Executive Officer compensation as disclosed in the proxy statement, and as a result the Named Executive Officer compensation was approved.  The Board of Directors and the Committee reviewed these final vote results and determined that, given the significant level of support, no changes to the executive compensation policies and decisions were necessary at this time to address shareholder concerns based on the vote results.

In summary, the Committee believes the mix of compensation elements described above motivates management to produce strong returns for shareholders.  The Committee believes this program strikes an appropriate balance between the interests and needs of the Company in operating its business and appropriate employee rewards based on shareholder value creation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” included in this Proxy Statement, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

Members of the Compensation Committee
Michael S. Donovan	John W. Phelan
Kristie L. Fisher	Ann Marie Rhodes, Chairperson
Kirsten H. Frey	James C. Schmitt
Michael E. Hodge	Thomas M. Slattery
Emily A. Hughes	Amy E. T. Sparks
Michael D. Jensen	William A. Wever II
Casey L. Peck	Thomas R. Wiele

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION
PAID TO THE NAMED EXECUTIVE OFFICERS

Overview

The following sections provide a summary of cash and certain other compensation the Company paid for the year ended December 31, 2025 to the Named Executive Officers.  Except where noted, the information in the Summary Compensation Table generally pertains to compensation to the Named Executive Officers for the year ended December 31, 2025.

The compensation disclosed below is presented in accordance with SEC regulations.  According to those regulations the Company is required in some cases to include:

•amounts paid in previous years;
•amounts that may be paid in future years, including amounts that will be paid only upon the occurrence of certain events, such as a change in control of the Company;
•amounts the Company paid to the Named Executive Officers which might not be considered “compensation” (for example, at-market earnings, and dividends, or interest on such amounts); and
•an assumed value for share-based compensation equal to the fair value of the grant as presumed under accounting regulations, even though such value presumes the option will not be forfeited or exercised before the end of its 10-year life, and even though the actual realization of cash from the award depends on whether the Company's stock price appreciates above its price on the date of grant, whether the executive will continue their employment with the Company, and when the executive chooses to exercise the option.

Therefore, shareholders are encouraged to read the following tables closely.  The narratives preceding the tables and the footnotes accompanying each table are important parts of each table.  Also, shareholders are encouraged to read this section in conjunction with the Compensation Discussion and Analysis above.

CEO Pay Ratio

The Securities and Exchange Commission adopted a rule under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") requiring annual disclosure of the ratio of the median employee's annual total compensation to the annual total compensation of the chief executive officer ("CEO"). The purpose of the required disclosure is to provide a measure of the equitability of pay within the Company. The Company believes that the executive compensation program must be consistent and internally equitable to motivate the Company's employees to perform in ways that enhance shareholder value. The Company is committed to internal pay equity, and the Compensation Committee monitors the relationship between the pay of the executive officers and the pay of the non-executive officers.

The Compensation Committee reviewed a comparison of the Company CEO's total annual compensation in fiscal year 2025 to that of all other Company employees for the same period.

In determining the median employee, a listing was prepared of all employees as of December 31, 2025. As of that date, the Company employed 498 persons. The median employee was selected from the list of all employees.

The calculation of annual total compensation of all employees was determined in the same manner as the Total Compensation shown for the Company's CEO in the Summary Compensation Table on page 26 of this Proxy Statement. Pay elements that were included in the total annual compensation for each employee are:

•Salary and bonus received in fiscal year 2025
•Grant-date fair value of stock options granted in fiscal year 2025
•Company-paid 401(k) Plan match made during fiscal year 2025
•Company-paid ESOP and Profit Sharing contribution made during fiscal year 2025
•Company-paid life insurance premium during fiscal year 2025

The total annual compensation for fiscal year 2025 for the CEO was $766,019, and for the median employee was $53,706. The resulting ratio of the CEO's pay to the pay of the median employee for fiscal year 2025 was 14.26 to 1.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the last three fiscal years. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting the total compensation for each of the Named Executive Officers, the Committee reviews information concerning the executive’s current compensation and all other compensation.

Name / Age / Position with Company for last five years (1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($) (3)	Option Awards ($)	All Other Compensation ($)(4)	Total ($)

Company
Lisa A. Shileny	2025	$571,550	$—	$133,040	$—	$61,429	$766,019
49, President and Principal	2024	464,085	—	68,500	—	55,746	588,331
Executive Officer (PEO) and Chief Operating Officer	2023	417,308	—	165,000	—	51,366	633,674

Anthony V. Roetlin	2025	272,470	—	32,000	—	30,222	334,692
58, Treasurer, Chief Financial	2024	256,643	—	68,500	—	26,984	352,127
Officer, and Principal Financial Officer	2023	246,154	—	62,400	—	24,443	332,997

Bank
Timothy D. Finer,	2025	255,950	—	28,800	—	36,798	321,548
64, Senior Vice President	2024	246,400	—	—	—	34,383	280,783
Director of Commercial Banking	2023	239,615	—	—	—	29,437	269,052

Brian R. Globokar	2025	270,970	—	—	—	35,301	306,271
52, Senior Vice President	2024	257,596	—	—	—	29,481	287,077
Director of Trust and Wealth	2023	221,946	—	—	—	33,733	255,679
Management Services

Kenza B. Nelson	2025	265,104	—	—	—	34,757	299,861
46, Senior Vice President	2024	254,989	—	—	—	34,098	289,087
General Counsel	2023	217,370	—	—	—	33,018	250,388

NOTES:

(1)Mr. Roetlin has held his position as Named Executive Officer of the Company since December 30, 2022. Ms. Shileny, a Named Executive Officer of the Bank, has held the position of President since November 2022. Ms. Shileny has held the position of Principal Executive Officer since January 2025 and was previously the Chief Operating Officer since December 2021.

(2)Compensation deferred at the election of the Named Executive Officer pursuant to the Company’s 401(k) plan is included in salary and bonus totals.

(3)This figure represents compensation expense related to the restricted shares awarded computed in accordance with FASB ASC Topic 718 awarded under the 2010 and 2020 Stock Option and Incentive Plans.

(4)For each of the Company and Bank Named Executive Officers, the figures shown consist of contributions in the following amounts made by the Bank to the Profit Sharing Plan, ESOP and bank matching contributions to the 401(k) Plan for the last three fiscal years, payout of earned paid time off, dividends paid on restricted shares and the dollar value of life insurance premiums paid for the last three fiscal years which amounts are quantified in the table below.

	Defined Contribution Profit Sharing Plan	Employee Stock Ownership Plan	401(k) Plan	Payout of Paid Time Off	Life Insurance and ADD Premiums	Dividends on Unvested Restricted Stock Grants	Total All Other Compensation

Company
Lisa A. Shileny
2025	$15,750	$15,750	$3,500	$21,154	$330	$4,945	$61,429
2024	15,525	15,525	3,450	16,846	330	4,070	55,746
2023	14,850	14,850	3,300	16,346	340	1,680	51,366

Anthony V. Roetlin
2025	12,261	12,261	2,725	—	330	2,645	30,222
2024	11,549	11,549	2,566	—	330	990	26,984
2023	11,103	11,103	1,929	—	308	—	24,443

Bank
Timothy D. Finer
2025	11,963	11,963	2,658	9,884	330	—	36,798
2024	11,473	11,473	2,550	8,557	330	—	34,383
2023	11,017	11,017	2,448	4,615	340	—	29,437

Brian R. Globokar
2025	11,169	11,169	2,482	9,231	330	920	35,301
2024	10,531	10,531	2,340	4,429	330	1,320	29,481
2023	10,401	10,401	2,311	8,600	340	1,680	33,733

Kenza B. Nelson
2025	10,850	10,850	2,411	8,016	330	2,300	34,757
2024	10,445	10,445	2,340	7,788	330	2,750	34,098
2023	10,122	10,122	2,249	7,560	340	2,625	33,018

Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Lisa A. Shileny	1/1/2025	1,500	(1)	108,000
	10/9/2025	313	(2)	25,040

Anthony V. Roetlin	11/4/2025	400	(3)	32,000

Timothy D. Finer	1/14/2025	400	(4)	28,800

(1) The 1,500 shares granted to Ms. Shileny on January 1, 2025 will vest on January 1, 2030 and are entitled to dividends prior to the vesting date.
(2) The 313 shares granted to Ms. Shileny on October 9, 2025 will vest on October 9, 2030 and are entitled to dividends prior to the vesting date.
(3) The 400 shares granted to Mr. Roetlin on November 4, 2025 will vest on November 4, 2033 and are entitled to dividends prior to the vesting date.
(4) The 400 shares granted to Mr. Finer on January 14, 2025 will vest on January 14, 2030 and are entitled to dividends prior to the vesting date.

No other Company or Bank Named Executive Officers were granted any stock, stock options or other equity awards in 2025. As noted above, the compensation paid to the Company and Bank Named Executive Officers consists of base salary, cash bonuses, where appropriate, and participation in the profit sharing and ESOP plans.

Outstanding Equity Awards at Fiscal Year-End

Except as otherwise provided hereafter, there were no unexercised options, stock that has not vested, or equity incentive plan awards for the applicable Company Named Executive Officers outstanding as of December 31, 2025.

Name		Number (#) of Shares or Units of Stock that have not Vested (1)	Market Value ($) of Shares or Units of Stock that have not Vested (1)
Lisa A. Shileny	(2)	5,713	465,610
Anthony V. Roetlin	(3)	2,700	220,050
Timothy D. Finer	(4)	400	32,600
Brian R. Globokar	(5)	400	32,600
Kenza B. Nelson	(6)	1,600	130,400

(1) The value of all unvested shares of restricted stock is based on the per share closing price of the Company’s common stock on December 31, 2025 of $81.50.
(2) The stock awards for Ms. Shileny vest 400 shares on October 9, 2026, 2,500 shares on June 12, 2028, 1,000 shares on July 9, 2029, 1,500 shares on January 1, 2030, and 313 shares on October 9, 2030.
(3) The stock awards for Mr. Roetlin vest 500 shares on January 10, 2028, 1,000 shares on July 9, 2029, 400 shares on October 10, 2031, 400 shares on November 12, 2032, and 400 shares on November 4, 2033.
(4) The stock awards for Mr. Finer vest 400 shares on January 14, 2033.
(5) The stock awards for Mr. Globokar vest 400 shares on October 9, 2026.
(6) The stock awards for Ms. Nelson vest 400 shares on October 9, 2026, 400 shares on October 8, 2027, 400 shares on September 8, 2028, and 400 shares October 12, 2029.

No other Named Executive Officer of the Bank has any options vested or unvested as of December 31, 2025.

Options Exercised and Stock Vested

	Stock Awards
Name	Number (#) of Shares Acquired on Vesting (1)	Value ($) Realized on Vesting (2)
Lisa A. Shileny	400	32,000
Brian R. Globokar	400	32,000
Kenza B. Nelson	400	32,000

(1) All reported awards vested on October 9, 2025.
(2) The value realized on vesting is based on the per share market value of the Company shares on the vesting date of $80.00.

No other Company or Bank Named Executive Officers had any stock vest during the fiscal year ended December 31, 2025. No Company Named Executive Officers exercised stock options nor had any stock options vest during the year ended December 31, 2025.

Pension Benefits
The Company and the Bank do not have any qualified or non-qualified defined benefit plans.

Pay Versus Performance Table

					Value of Initial Fixed $100 Investment Based On:
Year	Summary Compensation Table Total for PEO (1)	Compensation Actually Paid (CAP) to PEO (1) (3)	Average Summary Compensation Table Total for Non-PEO NEOs (2)	Average Compensation Actually Paid to Non-PEO NEOs (2) (3)	Total Shareholder Return	Midwest Community Banks Peer Group Total Shareholder Return (4)	Net Income (in thousands)	Return on Average Assets

2025	$766,019	$838,812	$315,593	$330,706	$140.80	$162.42	$60,502	1.32%
2024	670,047	670,047	377,080	390,930	122.43	141.03	47,604	1.09
2023	633,720	633,720	292,378	281,728	110.39	115.22	38,176	0.92
2022	527,713	527,713	266,656	241,406	118.69	117.48	47,753	1.20
2021	575,006	575,006	260,466	267,841	108.00	131.24	48,085	1.21
(1) Lisa A. Shileny was designated as PEO in 2025. The PEO for the periods prior to 2025 was Dwight O. Seegmiller.
(2) The NEOs for the years 2021 and 2022 were Mr. Schueller, Mr. Finer, Mr. Ropp and Ms. Shileny. The NEOs for 2023 and 2024 were Mr. Roetlin, Mr. Finer, Ms. Shileny and Mr. Globokar. The NEOs for 2025 were Mr. Roetlin, Mr. Finer, Mr. Globokar, and Ms. Nelson.
(3) The amounts disclosed reflect the following adjustments to the amounts reported in the Summary Compensation Table.
(4) The Midwest Community Banks peer group reflects the performance of bank holding companies operating principally in the Midwest in the following states: Iowa, Illinois, Kansas, Minnesota, Missouri, Nebraska, North Dakota, South Dakota and Wisconsin.

	2025		2024		2023		2022		2021
Adjustment	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)	PEO ($)	Non-PEO NEOs ($)
Less grant date value of equity awards	(133,040)	(15,200)	—	(41,250)	—	(56,850)	—	—	—	(23,813)
Year-end fair value of current year award	147,760	16,300	—	43,200	—	56,100	—	—	—	25,500
Year-over-year change in fair value of unvested awards	54,273	12,113	—	11,100	—	(8,700)	—	800	—	5,688
Change in value of awards vesting during the current year	3,800	1,900	—	800	—	(1,200)	—	200	—	—
Less the value of awards forfeited during the year	—	—	—	—	—	—	—	(26,250)	—	—
Dividends paid on unvested awards	—	—	—	—	—	—	—	—	—	—
Total adjustments	72,793	15,113	—	13,850	—	(10,650)	—	(25,250)	—	7,375

Comparison of Compensation Actually Paid (CAP) to Cumulative Total Shareholder Return (TSR) (Value of Initial $100 Investment)
	2025 ($)	2024 ($)	2025 - 2024 (%)	2023 ($)	2024 - 2023 (%)	2022 ($)	2023 - 2022 (%)	2021 ($)	2022 - 2021 (%)
Hills Bancorporation TSR	140.8	122.43	15.00	110.39	10.91	118.69	(6.99)	108.00	9.90
Midwest Community Banks TSR	162.42	141.03	15.17	115.22	22.40	117.48	(1.92)	131.24	(10.48)
CAP to PEO (in thousands)	839	670	25.22	634	5.68	528	20.08	575	(8.17)
Average CAP to Other NEOs (in thousands)	331	391	(15.35)	282	38.65	241	17.01	268	(10.07)
The PEO compensation actually paid increased/(decreased) 25.22%, 5.68%, 20.08%, and (8.17)% for the years 2025, 2024, 2023, and 2022, respectively, as compared to the increases/(decreases) in the TSR of the Company of 15.00%, 10.91%, (6.99)%, and 9.90% for the same periods.
The Other NEOs compensation actually paid increased/(decreased) (15.35)%, 38.65%, 17.01%, and (10.07)% for the years 2025, 2024, 2023, and 2022, respectively, as compared to the increases/(decreases) in the TSR of the Company of 15.00%, 10.91%, (6.99)%, and 9.90% for the same periods.

Comparison of Compensation Actually Paid (CAP) to Net Income and Return on Average Assets
	2025	2024	2025 - 2024 (%)	2023	2024 - 2023 (%)	2022	2023 - 2022 (%)	2021	2022 - 2021 (%)
CAP to PEO ($ in thousands)	839	670	25.22	634	5.68	528	20.08	575	(8.17)
Average CAP to Other NEOs ($ in thousands)	331	391	(15.35)	282	38.65	241	17.01	268	(10.07)
Net Income ($ in millions)	60.50	47.60	27.10	38.18	24.67	47.75	(20.04)	48.09	(0.71)
Return on Average Assets (%)	1.32	1.09	21.10	0.92	18.48	1.20	(23.33)	1.21	(0.83)
The PEO compensation actually paid increased/(decreased) 25.22%, 5.68%, 20.08%, and (8.17)% for the years 2025, 2024, 2023, and 2022, respectively, as compared to the increases/(decreases) in the Net Income of the Company of 27.10%, 24.67%, (20.04)%, and (0.71)% for the same periods. Return on average assets of the Company increased/(decreased) 21.10%, 18.48%, (23.33)%, and (0.83)% for the same periods.
The Other NEOs compensation actually paid increased/(decreased) (15.35%), 38.65%, 17.01%, and (10.07)% for the years 2025, 2024, 2023, and 2022, respectively, as compared to the increases/(decreases) in the Net Income of the Company of 27.10%, 24.67%, (20.04)%, and (0.71)% for the same periods. Return on average assets of the Company increased/(decreased) 21.10%, 18.48%, (23.33)%, and (0.83)% for the same periods.

Financial Performance Measures

Net Income
Net Interest Margin
Return on Average Assets
Return on Average Equity
Efficiency Ratio
Termination and Change in Control Payments

There are no employment contracts, termination of employment agreements, change in control agreements or other arrangements with the executive officers of the Company and the Bank that provide for payment or benefits to any executive officer at, following, or in connection with a change in control of the Company, a change in an executive officer’s responsibilities, or an executive officer’s termination of employment, including resignation, severance, retirement, or constructive termination.

Under the terms of the Incentive Stock Plan, in the event of the death or total disability of a participant or a change in control of the Company, any outstanding restrictions on awards will lapse and all awards will become immediately vested.  Unvested awards will generally be forfeited in connection with a termination of employment with the Company or Bank for any other reason. Information regarding potential payouts to Named Executive Officers under the Company’s Incentive Stock Plan is provided above under the section captioned “Outstanding Equity Awards at Fiscal Year-End.”

All benefits payable to the Named Executive Officers in connection with a change in control or termination of service pursuant to the Company’s qualified retirement plans would be paid in accordance with plan terms applicable to all employees of the Company.

RISK MANAGEMENT AND COMPENSATION POLICIES AND PRACTICES

The compensation policies and practices of the Company and the Bank are not believed to create risks that are reasonably likely to have a material adverse effect on operations or financial results.  The compensation policies and practices of the Company and the Bank are not designed to provide enormous bonuses and do not encourage employees to take undue amounts of risk.  The incentives provided to employees are designed to encourage sound performance over time rather than the pursuit of immediate high-risk profits.  The policies and practices of the Company and the Bank include controls that mitigate the potential impact of compensation policies that might otherwise create unacceptable levels of risk.

The Committee will consider adjusting future awards or recovering past awards in the event of a material restatement of the Company’s financial results.  If, in the exercise of its business judgment, the Committee believes that it is in the Company’s best interests to do so, the Committee will seek recovery or cancellation of any bonus or other incentive payments made to an executive on the basis of having met or exceeded performance targets during a period of fraudulent activity or a material misstatement of financial results where the Committee determines that such recovery or cancellation is appropriate due to intentional misconduct by the executive officer that resulted in such performance targets being achieved which would not have been achieved absent such misconduct.

AUDIT COMMITTEE
Audit Committee Report

March 6, 2026

To the Board of Directors:

The Audit Committee consists of the following members of the Board of Directors:  Casey L. Peck, William A. Wever II and James C. Schmitt. As noted above, the Board of Directors has determined that Mr. Schmitt, Chairperson of the Audit Committee, and Casey L. Peck, are “financial experts” as defined under SEC regulations.  Each of the members of the Audit Committee is independent as defined under the rules of NASDAQ.

The Audit Committee has:
•reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2025 with its management and Forvis Mazars, LLP, the Company’s independent registered public accounting firm;

•discussed with Forvis Mazars, LLP the matters required to be discussed by the Public Company Accounting Oversight Board and the Commission; and

•received and reviewed the written disclosures and letter from Forvis Mazars, LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and we have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 for filing with the Securities and Exchange Commission.

Audit Committee

James C. Schmitt, Chairperson
Casey L. Peck
William A. Wever II
Audit and Other Fees

Aggregate fees billed to the Company for the years ending December 31, 2025 and 2024 by the Company’s independent registered public accounting firm are presented in the table below.

	Years Ended December 31,
	2025	2024
Audit fees (1)	$1,344,509	$635,321

(1)    Audit fees related to the audit of the Company’s annual financial statements, internal control over financial reporting conducted in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and services related to evaluation of the Company’s internal controls as required by the Federal Deposit Insurance Corporation Improvement Act, as amended, for the fiscal years 2025 and 2024 and for its required reviews of the Company’s unaudited interim financial statements included in its Form 10-Q for the years 2025 and 2024.

Audit Committee Pre-Approval Policy

The Company’s Audit Committee pre-approves all audit, audit-related, tax and other services proposed to be provided by the Company’s independent registered public accounting firm prior to engaging the independent registered public accounting firm for that purpose.  The charter of the Audit Committee sets forth this approval requirement.  All of the audit fees and audit-related fees for 2025 and 2024 were pre-approved by the Audit Committee.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On January 5, 2026, the Audit Committee approved the dismissal of Forvis Mazars, LLP as the Company’s independent registered public accounting firm following completion of the audit for the fiscal year ended December 31, 2025, and approved the engagement of Crowe LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

The reports of Forvis Mazars, LLP on the Company’s consolidated financial statements for the fiscal years ended December 31, 2025 and December 31, 2024 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the Company’s two most recent fiscal years and the subsequent interim period through March 18, 2026, there were no disagreements with Forvis Mazars, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to the satisfaction of Forvis Mazars, LLP, would have caused reference in its reports. During the same periods, there were no reportable events within the meaning of Item 304(a)(1)(v) of Regulation S-K, except for previously disclosed material weaknesses in internal control over financial reporting relating to (i) management review and activity-level controls over the period-end financial reporting process and controls to ensure that period-end financial statements to be filed are correct, and our independent auditor has completed its procedures prior to the filing of period-end financial statements; (ii) the review, posting, and approval of manual journal entries; (iii) the identification and disclosure of related party transactions; (iv) related to the allowance for credit losses on loans (“ACL”), the design of controls over the framework used to determine the qualitative component of the ACL and the review process to ensure qualitative adjustments are accurately determined and applied; (v) related to property and equipment, the design of controls over the determination of estimated useful lives and the timely identification and recording of dispositions of property and equipment; and (vi) management lacks sufficient depth and structure in the oversight of the financial reporting function and insufficient staffing levels with specialized technical accounting and internal control expertise to effectively design controls and perform an adequate level of review over the period-end financial reporting process. The Company did not consult with Crowe LLP during the two most recent fiscal years or the subsequent interim period regarding either (i) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered, or (ii) any matter that was the subject of a disagreement or reportable event under Item 304(a)(1)(iv) or Item 304(a)(1)(v) of Regulation S-K.

Representatives of Crowe, LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The Company will contact Forvis Mazars, LLP if any questions arise at the meeting that are directed towards them.

PROPOSALS BY SHAREHOLDERS

Shareholder proposals intended to be presented at the Annual Meeting of Shareholders to be held in 2027 must be received by the Company no later than November 18, 2026 for inclusion in the Company’s proxy statement and form of proxy relating to that meeting. Proposals should be submitted to the Company at its principal executive offices at 131 East Main Street, PO Box 160, Hills, Iowa 52235.  Proposals from shareholders for next year’s annual meeting received by the Company after February 1, 2027 will be considered untimely.  With respect to such proposals, the Company will vote all shares for which it has received proxies in the interest of the Company as determined in the sole discretion of its Board of Directors.  The Company also retains its authority to discretionarily vote proxies with respect to shareholder proposals received by the Company after November 18, 2026 but prior to February 1, 2027, unless the proposing shareholder takes the necessary steps outlined in Rule 14a-4(c)(2) under the Securities Exchange Act of 1934 to ensure the proper delivery of proxy materials related to the proposal.

BOARD NOMINATING PROCESS

The Company has a Governance and Nominating Committee. In connection with its performance of such nominating functions, the Board of Directors has adopted a written charter, a copy of which is available on the Company's website at www.hillsbank.com under the heading of "Hills Bancorporation."

The Governance and Nominating Committee is responsible for the consideration of Director nominees.  Each of the Directors, with the exception of Ms. Shileny, and Mr. Hodge, is independent as defined under the rules of NASDAQ.  If one or more positions on the Board of Directors were to become vacant for any reason, the vacancy would be filled by the Governance and Nominating Committee, and the Governance and Nominating Committee would participate in the selection of a person to fill each such vacancy.

The process by which the Governance and Nominating Committee identifies and evaluates nominees for Director is described below.  The size of the Board is established by the Company’s Bylaws.  In the event any vacancy would reduce the number of Directors to less than eleven, the Committee will consider various potential candidates for Director.  Candidates may come to the attention of the Committee through current Board members, shareholders, or other persons. The Committee has no formal policy for the consideration of candidates recommended by shareholders but will consider such recommended candidates.  Shareholders who wish to recommend an individual for consideration by the Committee as a nominee for election to the Board of Directors should submit a written notice to the Secretary of the Corporation containing information sufficient for the Committee to fully evaluate the experience and character of the potential candidate. In that respect, the Committee recommends that shareholders submit information substantially equivalent to what is required in connection with an outright nomination, as discussed more thoroughly below. Individuals recommended by shareholders for nomination will be evaluated in the same manner as other nominees, and the Board of Directors retains absolute discretion to either approve for nomination or reject any person recommended for consideration by a shareholder. With respect to each of the three new nominees standing for election to the Board of Directors at this year’s annual meeting, all three were recommended by the Board of Directors.

The Board is not obligated to nominate any particular candidate for election.  Candidates will be evaluated at meetings of the Board. In evaluating possible candidates for membership on the Board of Directors, the Board will seek to achieve a balance of knowledge, experience, and capability on the Board and will consider the qualifications of possible candidates based on the criteria described below.  Members of the Board should have the highest professional and personal ethics and values, excellent personal and professional reputations, and must satisfy any necessary regulatory requirements to serve as Directors. They should have broad experience at the policy-making level in business, government, education, technology, or public interest. They should be committed to furthering the long-term as well as short-term interest of the Company and its shareholders, and in doing so they should be willing to consider the effect of any action on the Company’s shareholders, employees, suppliers, creditors and customers, and on the communities in which the Company and its subsidiary operate.  They should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all Directors’ duties for the Company.  The Board deems it a requirement that members of the Board reside within the trade area of the Bank and the Company.  The Board of Directors reserves the right to modify these qualifications from time to time.

In addition, pursuant to the Charter of the Governance and Nominating Committee, the Board directs the Governance and Nominating Committee to take into consideration Board diversity when evaluating candidates, including but not limited to business and industry skills and experience, gender and ethnicity, on the basis that the benefits of increased corporate diversity are manifestly apparent, including an increased variety of fresh perspectives, improved decision making and oversight, and strengthened internal controls. In that respect, it is the Board’s position that having a Board comprised of individuals with gender, racial, and ethnic diversity, as well as skills, experience, backgrounds, and perspectives provides for:

•the inclusion of different concepts and ideas that enhance decision-making;
•robust evaluation of opportunities, issues, and risks;
•broader relationships within a competitive foot print;
•heightened capacity for oversight and governance of the Company; and
•improved competitive advantage

In evaluating the current Board composition, as well as potential candidates, based on their skills, experience, independence, and knowledge, it is the belief that the Board should also collectively reflect the diverse nature of the business environment in which the Company operates. In its evaluation of potential director nominees, the Governance and Nominating Committee gives significant consideration to racial, gender and ethnic diversity in conjunction with business and industry skills, leadership experience, and the added value to the Company and its stakeholders. The Board of Directors aspires to attain levels of Board composition in which females and underrepresented minorities are adequately represented.

Shareholders who wish to nominate an individual for election to the Board of Directors may do so only pursuant to a timely notice in writing to the Secretary of the Corporation. To be timely, a shareholder’s notice shall be delivered to or mailed and received at the principal executive offices of the Corporation not less than 120 calendar days before the first anniversary of the mailing date of the proxy statement sent to shareholders in connection with the previous year’s annual meeting of shareholders. Such shareholder’s notice shall set forth (a) as to each person who is not an incumbent director whom the shareholder proposes to nominate for election as a director, (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Corporation which are beneficially owned by such person; and (iv) any other information relating to such person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; and (b) as to the shareholder giving the notice, (i) the name and record address of such shareholder and (ii) the class and number of shares of the Corporation which are beneficially owned by such shareholder. Such notice shall be accompanied by the written consent of each proposed nominee to serve as a director of the Corporation, if elected.

To comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees for the 2027 Annual Meeting of Shareholders, other than the nominees of the Corporation’s Board of Directors, must also comply with the additional requirements of Rule 14a-19 under the Exchange Act, including providing a statement that such shareholder intends to solicit the holders of shares representing at least 67% of the voting power of shares of the Corporation entitled to vote on the election of directors in support of director nominees other than the Corporation’s nominees. To be effective, such notice must be postmarked or electronically submitted to the Secretary of the Corporation no later than February 16, 2027.

COMMUNICATION WITH THE BOARD OF DIRECTORS

The Board of Directors has established a process for shareholders of the Company to send communications to the Board. Any shareholder desiring to communicate with the Board or one or more individual Board members may write to the Treasurer of the Company at the following address:

Hills Bancorporation
Board of Directors
c/o Treasurer
131 E. Main Street
PO Box 160
Hills, IA 52235

The Treasurer of the Company has been instructed to forward all such communications to all Board members. The Board of Directors has adopted a policy requiring that a copy of all communications addressed to any member of the Board of Directors in his or her capacity as a Director be promptly provided to the Treasurer of the Company for distribution to all other members of the Board of Directors. All Directors will review any communication from a shareholder directed to the Board of Directors or to any one or more individual Board members in such capacity. The President and Chief Executive

Officer of the Company will determine if any shareholder communication not addressed to Board members should be reviewed by the Board.

AVAILABILITY OF FORM 10-K REPORT

Copies of the Company’s Annual Report to the Securities and Exchange Commission (Form 10-K), including the financial statements and schedules thereto, for the fiscal year of the Company ended December 31, 2025, are made available by the Company, on its website (www.hillsbank.com/investor-relations).

OTHER MATTERS

Management of the Company knows of no other matters which will be presented for consideration at the 2026 Annual Meeting of Shareholders other than those stated in the Notice of 2026 Annual Meeting, which is part of this Proxy Statement, and management does not intend to present any such other business. If any other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote thereon in accordance with their judgment. The proxy will also have the power to vote for the adjournment of the meeting from time to time.

A copy of the Annual Report of the Company for the year ended December 31, 2025, is being mailed to shareholders together with this Proxy Statement. Such report is not incorporated in this Proxy Statement and is not to be considered a part of the proxy soliciting material.
By Order of the Board of Director

/s/ Lisa A. Shileny

March 18, 2026	Lisa A. Shileny
Hills, Iowa	President and CEO

Hills Bancorporation
131 E. Main Street • P.O. Box 160
Hills, IA 52235

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Annual Meeting Proxy Card

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A Proposals — The Board of Directors recommends a vote FOR each of the listed persons for Director and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain
01 - Emily A. Hughes	☐	☐	☐
02 - James C. Schmitt	☐	☐	☐
03 - Lisa A. Shileny	☐	☐	☐
04 - Roger K. Smith	☐	☐	☐

	For	Against	Abstain
2. Non-Binding Advisory Vote on Executive Compensation	☐	☐	☐
3. Non-Binding Advisory Vote on the Appointment of the Independent Registered Public Accounting Firm	☐	☐	☐

4. In their discretion, upon such other matters as may properly come before the meeting or any adjournment thereof.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Please sign exactly as name(s) appears on this proxy. When signing as an attorney, executor, administrator, trustee, guardian, or another representative capacity please give your full title as such. Proxies by a corporation should be signed in its name by an authorized officer. Proxies by partnership should be signed in its name by an authorized person. If more than one name appears, all persons so designated should sign.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

42DM

04810B

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▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — HILLS BANCORPORATION

This Proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders to be held on Monday, April 20, 2026.

The undersigned hereby constitutes and appoints Ann Marie Rhodes, Emily A. Hughes and Lisa A. Shileny, or any one or more of them, the proxies and attorneys for the undersigned, each with full power of substitution (the action of majority of them or their substitutes present and acting to be in any event controlling), for and in the name, place, and stead of the undersigned to attend the Annual Meeting of shareholders of HILLS BANCORPORATION (*the "Corporation") to be held at Hills Community Center, Hills, Iowa, on Monday, April 20, 2026, at 4:00 pm CST, and any adjournment thereof, and to vote as directed herein all shares of common stock of the Corporation held of record by the undersigned on March 2, 2026, with all powers the undersigned would possess if personally present at such meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement.

This Proxy when properly executed will be voted in the manner directed herein by the undersigned. If no direction is given, this Proxy will be voted FOR each of the nominees identified under Proposal 1, and FOR each of Proposals 2 and 3. In addition, this Proxy will be voted in accordance with the recommendations of management on any other business presented at this meeting.

PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED ON REVERSE SIDE)

C Non-Voting Items

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Meeting Attendance
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